UNITED STATES
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WASHINGTON, D.C. 20549
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FACTSET RESEARCH SYSTEMS INC.
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FACTSET RESEARCH SYSTEMS INC.
45 Glover Avenue, Norwalk, CT 06850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 16, 2026
10:00 AM Eastern Time
Dear Stockholder:
The 2026 Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation, will be held virtually via live webcast at www.virtualshareholdermeeting.com/FDS2026 on Wednesday, December 16, 2026, at 10:00 AM (Eastern Time) for the following purposes:

VOTING MATTERS		Board's Recommendation
1	Elect each of our Board's ten nominees for a one-year term expiring at the 2027 Annual Meeting of Stockholders	FOR each nominee
2	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2027	FOR the proposal
3	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement	FOR the proposal
4	Consider any other business, if properly raised.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 19, 2026 are entitled to notice of, and to vote at, this Annual Meeting. You will be able to attend the Annual Meeting, submit your questions and, if you are a record holder of our common stock or proxy for a record holder, vote your shares during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/FDS2026 and entering your 16-digit control number. Additional information regarding our 2026 Annual Meeting, including how to cast your vote before and during the meeting, can be found in "2026 Annual Meeting Information" on page 65 of this Proxy Statement.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on December 16, 2026: This notice and proxy statement and our Annual Report on Form 10-K for the year ended August 31, 2026 are available on the Internet at www.proxyvote.com.
This notice and proxy statement is being mailed or made available on the Internet to stockholders on or about October 26, 2026.
Please cast your votes by Internet, by signing and mailing a proxy card, or by telephone. As a stockholder of FactSet, your vote is important. We encourage you to vote by proxy even if you plan to attend the virtual Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher McLoughlin
Executive Vice President, Chief Legal Officer and Corporate Secretary
Norwalk, Connecticut
October 26, 2026

PROXY STATEMENT SUMMARY
This summary does not contain all information stockholders should consider, and we encourage stockholders to read the entire Proxy Statement carefully.

VOTING MATTERS		Board's Recommendation	For more information
Proposal 1	Elect each of our Board's ten nominees for a one-year term expiring at the 2027 Annual Meeting of Stockholders	FOR each nominee	Page 18
Proposal 2	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2027	FOR the proposal	Page 20
Proposal 3	Approve, in an advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement	FOR the proposal	Page 60

Proposal 1 — Election of Directors
The Board of Directors (the "Board") of FactSet Research Systems Inc. ("FactSet," the "Company," "we," "our," or "us") has nominated each of the ten individuals indicated below to serve a term as a director. All are independent other than Mr. Viswanathan, our Chief Executive Officer ("CEO"). If elected at the Meeting, each director is expected to serve until the 2027 Annual Meeting of Stockholders. Below is a summary of the ten nominees.

Name	Position	Independent	Age	Director Since	AC	CTC	NCGC
Robin A. Abrams	Director	Yes	75	2011	♦		C
Siew Kai Choy	Director	Yes	61	2020	♦
Barak Eilam	Director	Yes	51	2024		♦
Malcolm Frank	Chair	Yes	60	2016		♦	♦
Laurie G. Hylton	Director	Yes	60	2024	C
Marcel Prins	Director	Yes	57	2026
Lee Shavel	Director	Yes	59	2020			♦
Laurie Siegel	Director	Yes	70	2015		C
Sanoke Viswanathan	CEO	No	51	2025
Elisha Wiesel	Director	Yes	54	2023

AC Audit Committee CTC Compensation and Talent Committee NCGC Nominating and Corporate Governance Committee
♦ Member        C Committee Chair

For a detailed discussion of our Board of Directors, our corporate governance practices and our director nominees, please see "Corporate Governance" beginning on page 4 and "Proposal 1: Election of Directors" on page 18.
Proposal 2 — Ratification of Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2027. A resolution is being presented to our stockholders requesting ratification of Ernst & Young LLP's appointment. See "Proposal 2: Ratification of Independent Registered Public Accounting Firm" beginning on page 20.
Proposal 3 — Advisory Vote on Executive Compensation
We are submitting an advisory resolution to approve the compensation of our Named Executive Officers ("NEOs").
2026 Proxy Statement 1

Our executive compensation program is overseen by our Compensation and Talent Committee ("Compensation Committee") to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Pay for performance, as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.
•Align with stockholder value by promoting a long-term ownership mindset and attracting, motivating and retaining our talent who drive stockholder value over time.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Use a blend of quantitative financial performance and qualitative factors as key considerations in determining individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.
For a detailed discussion of our compensation practices, see "Compensation Discussion & Analysis" beginning on page 22, "Executive Compensation" beginning on page 48, and "Proposal 3: Advisory Vote on Executive Compensation" beginning on page 60.
2026 Proxy Statement 3

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Strengths
FactSet is committed to responsible and effective corporate governance practices in order to enhance sustainable, long-term stockholder value and to be accountable and responsive to our stakeholders. The following highlights our governance practices and Board composition.

Board Structure and Independence	Stockholder Rights
•Independent Board Chair
•All directors are independent, other than our CEO
•Independent Committee Chairs
•Fully independent Audit Committee, Compensation & Talent Committee, and Nominating & Corporate Governance Committee
•Regularly held executive sessions

•Annual election of directors
•Proxy access rights
•Stockholder director nominee recommendations
•Majority voting for directors in uncontested elections
•25% of stockholders have right to call a special meeting

Board Composition & Refreshment	Other Governance Practices
•Highly skilled Board with balanced mix of expertise and qualifications
•Annual Board and Committee evaluations
•Strategic and proactive executive succession planning, culminating in appointment of new CEO
•Strong track record of Board refreshment
•Five new independent directors appointed since 2021

•Anti-hedging and pledging policy
•Policy on public company board service
•Annual risk assessment of executive compensation programs, policies and practices
•Robust Code of Business Conduct and Ethics
•Clawback policy
•Stock ownership requirements for directors and executive officers

Stockholder Engagement
The Board and FactSet management maintain an ongoing dialogue with investors on matters such as our strategy, governance, and executive compensation. Stockholder views are an important input to the Board's decision-making. In fiscal 2026, we offered engagement to stockholders representing a total of approximately 40% of the Company's shares outstanding, and we engaged with every stockholder who accepted. At least one independent director (our Board Chair, the Chair of our Compensation Committee, or the Chair of our Nominating and Corporate Governance Committee) attended each meeting. The agenda for each of these meetings was driven by our stockholders and covered a number of topics as reflected below.

Topics Discussed	Key Themes Raised by Stockholders
•AI strategy	•AI strategy - How FactSet is positioning its product suite, data, and infrastructure to compete in an AI-led market
•Executive leadership transitions
•CEO and executive compensation structure and selection process	•Executive leadership transition - How the Company is managing through significant change and transformation
•Board succession and refreshment
•Board oversight of AI risks
•Product roadmap
Overall, feedback was positive. Stockholders were broadly supportive of the Company's executive leadership transitions, and none raised concerns regarding our executive compensation program or CEO pay decisions.
Board Leadership Structure
FactSet's Corporate Governance Guidelines require the separation of the roles of the Chair and the CEO. The Board believes this structure serves stockholders well, as it allows the CEO to focus on day-to-day operations while the Chair keeps the Board's time and attention on the most critical matters. The Board believes this leadership structure balances management and independent-director input, provides independent Board leadership, and increases CEO accountability.
2026 Proxy Statement 4

The Nominating and Corporate Governance Committee periodically reviews the Board's leadership structure and, when appropriate, recommends changes, taking into consideration the needs of the Board and FactSet at such time.
In September 2025, as part of broader succession planning and leadership changes, the Board appointed Malcolm Frank, one of our independent directors, as Board Chair, succeeding Robin A. Abrams. Ms. Abrams, who had served as our Board Chair since June 2020, was subsequently appointed Chair of our Nominating and Corporate Governance Committee. Mr. Frank has served on our Board since 2016 and brings more than three decades of experience scaling technology companies, including as President of Cognizant – making him a strong leader as the Company embarked on its transformation with a new CEO at a time of significant technological change.

Independent Board Chair
✓ Offers strong independent leadership	✓ Presides over Board meetings and executive sessions of our independent directors	✓ Reviews the quality, quantity and timeliness of the flow of information from management to the Board	✓ Presides over meetings of our stockholders
✓ Provides direction around how the Board operates	✓ Discusses and establishes with the CEO the agenda for Board meetings and information to be provided to the Board	✓ Serves as a liaison between the Board and management, including holding regular update sessions with the CEO	✓ Serves as a point of contact for communications with our stockholders and other external stakeholders
Director Independence
The Board has reviewed the independence of our current directors and directors during fiscal 2026 under the applicable standards of the NYSE and the NASDAQ Stock Market (“NASDAQ”). The Board determined that each such director, other than Mr. Viswanathan, qualifies as “independent” in accordance with those published listing requirements. In making independence determinations, the Board considers potentially relevant facts and circumstances, including transactions between the Company and companies with which our directors are affiliated. The independent directors, who currently constitute ten of the eleven current Board members, must be a majority of the directors of the Company. The independent directors meet at least four times annually, after the end of each scheduled quarterly meeting of the Board. The Board believes that the independent directors provide effective oversight of management.
Board Meetings
As of October 26, 2026, our Board is comprised of eleven members, ten of whom are independent directors. Our Board has the following three standing committees: (1) Audit Committee, (2) Compensation and Talent Committee, and (3) Nominating and Corporate Governance Committee. Each Committee operates under a written charter adopted by the Board. The Board delegates certain responsibilities and authority to each Committee, and the Committee Chairs report on the activities and actions of the Committees to the full Board. The Board met six times during fiscal 2026, four of which were regularly scheduled quarterly meetings. No director attended fewer than 75% of the Board and committee meetings in the aggregate during fiscal 2026.
We do not have a policy with regard to directors’ attendance at our annual stockholder meetings. Four directors (Mr. Viswanathan, our CEO, Mr. Frank, our Board Chair, Ms. Abrams, our Nominating & Corporate Governance Committee Chair, and Mr. Shavel) attended our 2025 Annual Meeting of Stockholders.
2026 Proxy Statement 5

Board Committees
The following table identifies the Board committee members as of October 26, 2026:

Committee Name
Independent Directors	Audit	Compensation and Talent	Nominating and Corporate Governance

Robin A. Abrams	Member		Chair
Siew Kai Choy	Member
Barak Eilam		Member
Malcolm Frank(1)		Member	Member
Laurie G. Hylton(2)	Chair
Marcel Prins
Lee Shavel			Member
Laurie Siegel		Chair
Maria Teresa Tejada(3)	Member
Elisha Wiesel
(1) Independent Board Chair
(2) Financial Expert
(3) Director until December 16, 2026.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight review of our internal and external financial reporting processes. Its primary responsibilities include:
■meeting with financial management and the independent auditors to review our system of internal controls;
■assessing the quality of our accounting principles and financial reporting;
■reviewing the external audit process as conducted by our independent auditors;
■preparing the report of the Audit Committee included in the Proxy Statement on a yearly basis; and
■overseeing our enterprise risk management and specifically considers risks and controls relating to, among other things, data and cybersecurity and our financial statements and financial reporting processes.
The Board has determined that Ms. Hylton qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each member of the Audit Committee is independent under the listing standards of the NYSE and NASDAQ, as well as the additional SEC, NYSE, and NASDAQ independence requirements for Audit Committee members, and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee met six times during fiscal 2026.
Compensation and Talent Committee
The Compensation Committee reviews matters related to talent and compensation for FactSet generally. Its primary responsibilities include:
■assisting in all matters relating to recruiting, hiring, retaining and compensating our directors, executive officers and employees;
■defining and approving an overall compensation philosophy and strategy for FactSet and its executive officers and employees and periodically reviewing how our compensation programs implement this compensation philosophy and affect our employees;
■assisting the Board in developing and evaluating potential candidates for executive positions with FactSet, including the CEO, and overseeing the development of executive succession plans;
2026 Proxy Statement 6

■regularly reviewing FactSet's human capital management, talent, and cultural environment practices;
■reviewing and approving the compensation policies for our CEO, NEOs and other members of our executive leadership team; and
■overseeing administration of our equity-based compensation policies.
The Compensation Committee met six times during fiscal 2026. During fiscal 2026, the Compensation Committee retained Meridian Compensation Partners ("Meridian") for compensation consulting services, which included executive compensation and governance plan design. For a description of Meridian's role, see "Compensation Discussion and Analysis — Role of the Compensation Consultant" beginning on page 31.
The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and NASDAQ, as well as under the additional SEC, NYSE, and NASDAQ compensation committee member independence standards, and also determined that these members qualify as “non-employee directors” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934).
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's primary responsibilities include:
■reviewing the qualifications of candidates for nomination as directors and making recommendations to the Board regarding prospective nominees to the Board;
■developing and recommending to the Board for its approval an annual evaluation process of the effectiveness of the Board and its committees and overseeing the annual evaluations;
■overseeing the Board's efforts to maintain high standards of corporate governance and issuing recommendations to the Board regarding corporate governance matters;
■overseeing our position on corporate social responsibility and public issues of significance that affect the Company, including reviewing the impact of our business operations, procedures and processes on our employees, stockholders, citizens and communities;
■overseeing risks related to our governance structure; and
■assisting in succession planning and recruitment for our senior management, including the CEO.
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and NASDAQ. The Nominating and Corporate Governance Committee met five times during fiscal 2026.
Board Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business. The Board oversees our risk management processes and evaluates whether management has reasonable controls in place to address our most significant risks.
Board of Directors
Our Board exercises its risk oversight responsibility both directly and through its standing committees, which are delegated specific risks and keep our Board informed of their oversight efforts through regular reports to the Board by the Committee Chairs. Our Board engages with our executive leadership team in monitoring risks and emerging risks. This engagement includes the business and strategic sections of each Board meeting, and in other updates when the Board receives updates regarding the organizational health of the Company and any associated risks. The Board reviews the annual enterprise risk assessment presented by management and the Enterprise Risk Management ("ERM") function and coordinates with the Audit Committee for active Board- and Committee-level oversight of the Company’s technology and cyber risk profile, enterprise technology and cyber strategies, and information security initiatives. Other key areas of focus include business continuity and resilience, competitive and industry conditions, technological developments, including artificial intelligence, geopolitical events, and other factors that may pose significant risks to our business, our employees, our clients and our other stakeholders.
2026 Proxy Statement 7

Audit Committee
The Audit Committee monitors management’s responsibility in the area of risk oversight, particularly with respect to the management of financial and accounting reporting, compliance and cybersecurity risks. At each regular meeting, the Audit Committee receives updates from the ERM function and the Company’s Chief Information Security Officer, regarding trends, emergent risks to our technology infrastructure, major updates on security assessments and threat landscape. The Audit Committee also reviews and discusses with the Internal Auditor the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of audit activities. In FY26, the Audit Committee received numerous updates from management and third parties regarding the Company’s material weakness in our internal control over financial reporting related to the design and operation of our information technology general controls, as initially disclosed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2024, and which was remediated as disclosed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2026. The Committee also receives a report on ethics matters that have been reported through the Company’s Ethics Hotline or other channels available to employees and other stakeholders.
Compensation and Talent Committee
Our Compensation Committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. For additional information, see page 47.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee considers the risks associated with (amongst other things) our corporate governance structure. The Committee also oversees the Company’s governance risks, managing the director nomination process, and assessing the skills and expertise relevant for service on the Board.
Management Responsibilities of Key Risks and Enterprise Risk Management (ERM) Function
The management team has day-to-day responsibility for identifying risks facing FactSet, formulating risk management policies and procedures, managing our key risk exposures on a day-to-day basis and setting the appropriate “tone at the top.”
Our risk management governance includes a dedicated Executive Risk Committee ("ERC") comprised of key executives and other stakeholders, and an ERM function reporting to the Chief Legal Officer, designed to identify, assess, and monitor the key risks that could impact FactSet's strategic objectives. The ERM team supports management-level risk owners, and other business leaders, to help ensure adequate mitigation plans exist to address key identified risks. In parallel, FactSet's information security team, reporting to the Chief Technology Officer, oversees our enterprise-wide cybersecurity strategy, risk assessment, policies, standards, architecture, and risk mitigation and controls. The ERM and information security teams both deliver regular updates to the executive leadership team, including the ERC, the Audit Committee, and an annual update to the Board.
The Company's enterprise risk assessment process seeks to obtain a deep understanding of the Company’s risk landscape and the related mitigation activities. During this process, the ERM team engages extensively with a range of internal stakeholders and risk owners, including members of the executive leadership team, heads of key products and functions and other leaders across the global organization. This engagement and feedback assists the ERM team to regularly update and maintain our enterprise risk register. During fiscal 2026, several members of the Board also actively participated in several risk working sessions with management throughout the year. Additionally, the enterprise risk assessment assisted the Company’s Internal Audit, cybersecurity and legal, risk and compliance teams with setting priorities for FY2027.
2026 Proxy Statement 8

Company Risk Oversight

FACTSET BOARD

AUDIT COMMITTEE

COMPENSATION & TALENT COMMITTEE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

FactSet's senior management is responsible for identifying, assessing and managing the Company's risks on a day-to-day basis. Management is supported by a dedicated ERM function - overseen by the Executive Risk Committee - designed to identify, assess, and monitor the key risks that could impact FactSet's strategic objectives and to ensure robust mitigation plans are in place. Management is further supported by FactSet's information security team, which oversee enterprise-wide cybersecurity strategy and controls.

Board Skills Matrix
The following matrix highlights the mix of key experience, skills and background of our director nominees that our Board considers important when nominating individuals to serve on the Board. Our nominees have developed competencies in these skills through education, direct experience and oversight responsibilities. Collectively, our directors' diverse viewpoints and skills enhance the quality and effectiveness of our Board.
The matrix is not intended to be an exhaustive list of our director nominees' attributes or areas of principal contribution to the Board, and each nominee possesses skills in addition to those presented in this matrix. The fact that a nominee has a mark in the matrix indicates a specific or specialized area of focus or expertise that the nominee brings to the Board, but does not necessarily mean that the nominee is an "expert" in that area. Not having a mark does not mean that a particular nominee does not possess that qualification or skill.
2026 Proxy Statement 9

	Abrams	Choy	Eilam	Frank	Hylton	Prins	Shavel	Siegel	Viswanathan	Wiesel
Independence	▲	▲	▲	▲	▲	▲	▲	▲		▲
Executive Leadership & Management	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲
Public Company Boards	▲	▲	▲	▲	▲		▲	▲	▲
Global & International Experience	▲	▲	▲	▲	▲	▲	▲	▲	▲
Accounting, Audit & Finance					▲		▲
Risk Management	▲	▲			▲	▲		▲	▲	▲
Technology, AI, Data & Cybersecurity	▲	▲	▲	▲		▲	▲		▲	▲
Client Perspective		▲	▲			▲	▲		▲	▲
Business Development, Strategic Planning & M&A	▲	▲	▲	▲	▲		▲	▲	▲	▲
Sales & Marketing Experience	▲		▲	▲					▲	▲
Government, Public Policy, & Regulatory Affairs	▲			▲		▲				▲
Human Capital Management & Talent Development	▲		▲	▲		▲		▲	▲

Director Business Experience and Qualifications
The following discussion presents information about the ten nominees for election to FactSet’s Board of Directors.

Robin A. Abrams

Committees:	Audit Committee (Member) Nominating and Corporate Governance Committee (Chair)
Director Since:	2011
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Ms. Abrams, age 75, is a financial consultant. Ms. Abrams has served on the board of directors of Lattice Semiconductor Corporation, a global leader in smart connectivity solutions, HCL Technologies Ltd., a global offshore IT and software development company, and Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services. Ms. Abrams served as the CEO of Palm Computing, Inc. Prior to Palm, she was President and CEO of Verifone, a global leader in payment solutions. Ms. Abrams has also held senior leadership positions at Apple and Accenture. She received her B.A. in political science and history and her J.D. from the University of Nebraska.
Ms. Abrams brings a wealth of experience at technology companies, which FactSet seeks to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of their competition through properly planning their product development strategies. Her previous experiences as an executive officer at several technology companies make Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.
2026 Proxy Statement 10

Siew Kai Choy

Committees:	Audit Committee (Member)
Director Since:	2020
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Choy, age 61, has over 30 years of experience in the investment management industry, retiring from Singapore’s sovereign wealth fund, GIC Private Limited, after 20 years of service. He was a Managing Director of GIC and held key leadership positions in the Equities Investment Department, Risk & Performance Management, Enterprise Data & Analytics, Governance and GIC Innovation Labs. He was also a member of the Corporate Management Committee and Group Risk Committee. From 2015, he led the establishment of an Enterprise Data and Analytics capability in GIC, with responsibility for building corporate wide capabilities for investment AI/Data Science, Enterprise Data Governance and Data Architecture, as well as Business Requirements Analysis, Data Management and Operations functions related to solutioning systems and processes supporting investment decision-making by GIC investment groups (across Equities, Fixed Income, Treasury/FX, Private Equities, Real Estate, Private Debt, Infrastructure and Total Portfolio). In his earlier career, Mr. Choy had the start-up experience of building from scratch all functions of a boutique fund management company and leading change initiatives in one of the largest South East Asian banks. He is an independent investor and/or advisor to listed and private companies across Banking, Fintech, Regtech and DeepTech located in Singapore, the United States, the United Kingdom and Europe. Mr. Choy recently served as a Distinguished Careers Institute Fellow at Stanford University. Mr. Choy holds a BSc in Computer Science and Management Science (joint honours) and has attended The Wharton School’s Advanced Management Program for Senior Executives.
Mr. Choy brings to the Board the perspective of a large institutional investor, along with an in-depth understanding of the client experience from his time with GIC. He also provides the Board with deep familiarity with the global finance industry, understanding of the evolution of our products, and insights into the Asia Pacific region.

Barak Eilam

Committees:	Compensation and Talent Committee (Member)
Director Since:	2024
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Eilam, age 51, served as the CEO of NICE (NASDAQ: NICE), a leading enterprise software company specializing in analytics and AI solutions from 2014 through 2024. He began his career at NICE in 1999 as an engineer and subsequently held senior executive positions in engineering, product management, and sales leadership, including President of NICE Americas. During his tenure as CEO, NICE’s revenue tripled to nearly $3 billion, with cloud revenue growing from almost zero to $2 billion, while earnings per share more than quadrupled. In addition to his role at FactSet, Mr. Eilam serves on the boards of SimilarWeb (NYSE: SMWB), a leading digital data and analytics firm; CCC (NASDAQ: CCCS), a technology leader in auto claims and collision repair, and Wise Group plc (NASDAQ: WSE), a UK-based money transfer services provider. He also serves on the board of HMH, a prominent K-12 education company, and is the chairman of the board of Cvent, a technology leader in events and hospitality, and previously served on the board of Payoneer (NASDAQ: PAYO), a financial technology company. With nearly three decades of experience, he has a proven track record of scaling software companies into global category leaders through innovation, go-to-market excellence, and strategic mergers and acquisitions. Mr. Eilam holds a B.Sc. in Electrical Engineering from Tel Aviv University.
Mr. Eilam brings to the Board the perspective of a chief executive officer, extensive experience in growing enterprise software businesses, and deep knowledge of AI-driven innovation.
2026 Proxy Statement 11

Malcolm Frank

Committees:	Chair of the Board of Directors Compensation and Talent Committee (Member) Nominating and Corporate Governance Committee (Member)
Director Since:	2016
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Frank, age 60, is currently Chief Executive Officer of TalentGenius. Previously he was the President of Cognizant Digital Business and Technology ("Cognizant") until September 2021. In this role, Mr. Frank oversaw Cognizant's broad digital services portfolio. This portfolio included Digital Strategy, Artificial Intelligence & Analytics, Interactive, Digital Engineering, and loT. Prior to this role, Mr. Frank was Executive Vice President, Chief Strategy Officer and Chief Marketing Officer at Cognizant. Prior to joining Cognizant in 2005, he was co-founder, President and CEO of CXO Systems, an independent software vendor.
Mr. Frank has co-authored two best-selling books, "What to Do When Machines Do Everything" (2017) and "Code Halos" (2014), both of which received multiple international book awards. Mr. Frank has also authored numerous white papers focusing on the Future of Work and created the term "SMAC Stack." Mr. Frank has presented at various conclaves, including the World Economic Forum and the South by Southwest Conference and Festivals. Mr. Frank is frequently quoted, is the subject of a Harvard Business School case study, and was named "one of the most influential people in finance" by Risk Management Magazine. Mr. Frank also serves on the Board of Directors of Fingerpaint Marketing, phData, and Caylent. Mr. Frank holds a Bachelor's degree in Economics from Yale University.
Mr. Frank brings to the Board his expertise in marketing and strategy, as well as his many years of experience in the areas of technical professional services and software as a service.

Laurie G. Hylton

Committees:	Audit Committee (Chair)
Director Since:	2024
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Ms. Hylton, age 60, has more than 25 years of experience as a senior finance executive in the asset management industry, including serving as Chief Financial Officer and Chief Accounting Officer for Eaton Vance Corp., a global asset manager. She previously worked as an auditor at Deloitte. Ms. Hylton serves on the board of Sun Life Financial Inc., an international financial services organization. She also serves on the board of Newbury Art Association and Theater in the Open. Ms. Hylton graduated with a bachelor’s degree in English from Dartmouth College and holds a Master of Business Administration from the University of New Hampshire’s Peter T. Paul College of Business and Economics.
Ms. Hylton brings to the Board her extensive financial industry experience in asset management, insurance, and accounting.

Marcel Prins

Committees:	None
Director Since:	2026
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Prins, age 57, has over 25 years of experience in operations, technology, and asset management. From 2022-2026 he served as the Chief Operating Officer of Robeco, a global asset manager based in the Netherlands, where he also served as a director. As COO he drove innovation and accelerated Robeco’s digital transformation, including defining and executing a multi-year
2026 Proxy Statement 12

technology strategy, introducing a modern data platform, strengthening data governance, and increasing resiliency. Prior to that, he spent over ten years at APG N.V., first as the Chief Operating Officer and director of APG Asset Management, and then additionally as the Chief Digital Officer of APG group. Earlier in his career he held roles at ABN AMRO Group N.V., Fortis Bank, and DCE International. Mr. Prins serves on the boards of Mondu Financial Services and ABN Amro Clearing Bank. He holds a Bachelor’s degree in Computer Science from the Hague University of Applied Sciences, the Netherlands.
Mr. Prins brings to the Board his extensive experience in operations, technology, and asset management, as well as insights into the financial industry in Europe.

Lee Shavel

Committees:	Nominating and Corporate Governance Committee (Member)
Director Since:	2020
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Shavel, age 59, is President and Chief Executive Officer of Verisk Analytics, Inc., a global data analytics company. Mr. Shavel also serves on the board of directors of Verisk. Mr. Shavel has been at Verisk since 2017, first serving as Chief Financial Officer, then serving as CFO and Group President of the company's energy and financial services groups. As CFO, he was responsible for financial and strategy functions, including accounting, treasury, financial planning and analysis, investor relations, M&A, strategic sourcing and procurement, real estate, and corporate tax. In addition, as Group President, he had operating responsibility for Verisk's Energy & Specialized Markets and Financial Services businesses. Before joining Verisk, Mr. Shavel served as Executive Vice President and Chief Financial Officer of Nasdaq, Inc., from 2011 to 2016. Before that, he served as Managing Director and Americas Head of Financial Institutions Investment Banking and in other capacities at Bank of America Merrill Lynch from 1993 to 2011. From 2016 to 2019, he served as a Board Director and Chairman of the Audit Committee of Investment Technology Group, Inc. Mr. Shavel graduated with honors from the University of Pennsylvania, with a B.A. in English and a B.S. in Economics from the Wharton School.
Mr. Shavel brings the perspective of a chief executive officer, chief financial officer and business leader to the Board. He also contributes his knowledge and experience of the financial information services industry.

Laurie Siegel

Committees:	Compensation and Talent Committee (Chair)
Director Since:	2015
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027

Ms. Siegel, age 70, is the President of LAS Advisory Services, with a background in business and human resources leadership. She currently serves as a member of the board of directors of CECO Environmental Corp., an environmentally focused diversified industrial company. She previously served on the board of Lumen Technologies, a global enterprise technology platform. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she had served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. Ms. Siegel received an M.B.A. and an M.A. degree in City and Regional Planning, both from Harvard University. She completed her B.A. at the University of Michigan.
Ms. Siegel’s key qualifications, experiences and skills include executive experience with multi-national companies, as well as human resources and executive compensation expertise. She serves as Chair of the Compensation Committee at CECO. Ms. Siegel brings to FactSet’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.
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Sanoke Viswanathan

Committees:	None
Director Since:	2025
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Viswanathan, age 51, was named CEO of FactSet effective September 8, 2025. Prior to his current role, Mr. Viswanathan has held a range of leadership roles, most recently as the Chief Executive Officer of International Consumer and Wealth of JPMorgan and as a member of JPMorgan’s Operating Committee where he oversaw international consumer businesses as well as the International Private Bank and Workplace Solutions. Prior to that, Viswanathan served as JPMorgan’s Chief Strategy and Growth Officer from 2022 to 2024 and Chief Administrative Officer of the Corporate and Investment Bank. Earlier in his career, he was a Managing Director and Head of Corporate Strategy for JPMorgan and a Partner and Co-Head of Global Corporate and Investment Banking for McKinsey & Company. Mr. Viswanathan holds a post-graduate diploma in management from the Indian Institute of Management, Ahmedabad, and a bachelors in Mechanical Engineering from the Indian Institute of Technology, Chennai.
Mr. Viswanathan brings to the Board a proven track record of leading and transforming global organizations and implementing technology-driven growth strategies at scale, expertise in areas central to FactSet’s strategy including AI, research and analytics, and deep knowledge of FactSet’s customer base.

Elisha Wiesel

Committees:	None
Director Since:	2023
Term:	Nominated for a one year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2027
Mr. Wiesel, age 54, is a founding partner and the Chief Risk Officer of ClearAlpha Technologies, an emerging investment manager. Previously, Mr. Wiesel spent 25 years at Goldman Sachs, including 15 years as a partner, innovating in software, markets and risk management. During his tenure at Goldman Sachs, he also served as Chief Risk Officer of the Securities Division for seven years and as Chief Information Officer for three years. Mr. Wiesel is chair of Entrio, an Israeli financial technology start-up company. He is also chair of the Elie Wiesel Foundation. He graduated from Yale University with a B.S. in Computer Science.
Mr. Wiesel brings to the Board deep experience in risk management, as well as in-depth understanding of software and technology in the financial services industry.
Board Qualifications and Nomination Process
The Nominating and Corporate Governance Committee is responsible for recommending the nomination of directors and making recommendations to the Board regarding prospective nominees. The Committee identifies qualified candidates to become Board members consistent with criteria approved by the Board. The Committee considers the factors that it seeks in Board members such as capability, availability to serve, business and professional experience, talents, perspectives, conflicts of interest, and other relevant factors. Mr. Prins, a new Board nominee, was identified by a non-employee director.
The Committee takes board refreshment and succession planning seriously, and we have added five new independent directors to the Board since 2021.
Qualifications
We seek directors with diverse and solid experience in areas relevant to our business. Our directors and candidates for directors must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful accomplishments, and business knowledge. In addition, our directors must be committed to representing the long-term interests of
2026 Proxy Statement 14

FactSet’s stockholders. We believe that each member of the Board, including each nominee for the Board, possesses the key attributes we look for in a director.
We seek to maintain a balance of perspectives, qualifications, qualities and skills on the Board. In evaluating candidates for nomination as a director, the Committee considers the minimum qualifications set forth above in addition to other factors it deems appropriate based on the needs and desires of the Board, including specific business and financial expertise desired on the Board, experience as a director of a public company, geography, and other personal experience or similar factors. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees.
We believe that the Board members nominated for election, as a whole, possess appropriate background, experiences, qualifications and skills to oversee and address key issues facing FactSet. The description of each nominee set forth in the “Director Business Experience and Qualifications” section includes the primary individual experience, qualifications, and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board at this time.
Recruitment Process
The Nominating and Corporate Governance Committee regularly considers Board succession planning as part of a proactive and strategic process designed to retain the appropriate balance of skills and expertise for the Company. As part of the recruitment process, the Committee does the following:
•Determines priority director qualifications, in the context of Board size and composition of the Board, Company strategy, succession planning, and leadership transitions;
•Identifies director candidates based upon various sources, including input from directors and others;
•Reviews director candidates' qualifications to evaluate which candidates best meet the Board’s required and desired criteria;
•Interviews of director candidates by the Committee Chair and others;
•Recommends director nominees to the Board; Board recommends nominees to stockholders, who vote on nominees at the annual meeting.
Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider candidates for nomination to the Board recommended by stockholders, and evaluates stockholder candidates based on the same selection criteria it uses for other director candidates. Stockholder recommendations may be sent to our Corporate Secretary at our corporate headquarters address at 45 Glover Avenue, Norwalk, CT 06850. Stockholder nominations should be addressed in the manner and by the deadlines described on page 65 of this Proxy Statement.
Director Compensation Program
The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the Committee’s recommendations and determines the amount of director compensation. Each of the Company's non-employee directors receives annual compensation consisting of: (i) an annual retainer, and (ii) an annual equity grant.
The Compensation Committee, with advice and information from the independent compensation consultant, periodically reviews the competitiveness of the Company's non-employee director compensation based on pay practices among the Company's peer group, as described starting on page 33, and broader general industry practices. For calendar year 2025, we updated our non-employee director compensation program, based on the Committee's review of competitive market analysis and advice of Meridian Compensation Partners, in order to deliver more market competitive total pay. Compensation for the Board is set on a calendar year basis, and these changes went into effect on January 1, 2025 and remained in place in 2026.
2026 Proxy Statement 15

Director Compensation Elements
Annual Cash Retainer	$60,000
Chair Annual Cash Retainers:
•Board Chair Annual Cash Retainer	$50,000
•Annual Audit Committee Chair Cash Retainer	$25,000
•Annual Compensation & Talent Committee Chair Cash Retainer	$25,000
•Annual Nominating & Corporate Governance Committee Chair Cash Retainer	$15,000
Annual Equity Award - Total (target value)	$200,000
•Annual Equity Award - Stock Options (37.5%)	$75,000
•Annual Equity Award - Restricted Stock Units (62.5%)	$125,000
Annual Retainer. Each director may choose to receive the annual retainer and chair retainer, if applicable, as a quarterly cash payment, or they may elect to receive the equivalent value in an equity grant consisting 37.5% of non-qualified stock options and 62.5% of restricted stock units.
Annual Equity Award. Equity grants for non-employee directors are made on January 15 (or the first business day thereafter) of each year and consist of 37.5% non-qualified stock options ("stock options") and 62.5% restricted stock units. Stock options and restricted stock units granted to non-employee directors vest fully on the first anniversary of the grant date, and, in the case of stock options, have a seven-year term.
Any retainer amount payable or equity award granted to a director newly appointed or elected to the Board or with respect to any chair assignments is pro-rated to reflect service.
From time to time, we may reimburse a director’s expenses for participation in third party-supplied continuing education related to the director’s Board or committee service. There was no reimbursement for educational participation made to the directors during fiscal 2026.

Director Compensation Practice	Company Policy
☑ Emphasis on Equity Compensation
The general policy of the Board is that compensation for directors should be a mix of cash and equity-based compensation. The most significant portion of non-employee director compensation is the annual equity grant.

☑ Annual Compensation Limit	The FactSet Research Systems Inc. 2025 Omnibus Incentive Plan, which was approved by Company stockholders at the 2025 Annual Meeting, limits annual non-employee director compensation to $750,000, including cash payments and equity awards.
☑ Stock Ownership Guidelines
Our Stock Ownership Guidelines require non-employee directors to own FactSet stock having a value of at least $400,000. If such minimum ownership is not met within 5 years, non-employee directors must retain 50% of the net, after-tax shares received on vesting of RSUs or exercises of stock options until the minimum ownership is met.

See "Compensation Discussion and Analysis — Stock Ownership Guidelines."

☑ Anti-Hedging and Anti-Pledging Policy	Our Securities and Insider Trading Policy prohibits non-employee directors from engaging in hedging and pledging transactions related to Company stock.
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Director Compensation Table
Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table provides information as to compensation for services of non-employee directors during fiscal 2026.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Robin A. Abrams	$—	$172,237	$103,213	$275,449
Siew Kai Choy	$60,000	$125,185	$75,051	$260,236
Barak Eilam	$60,000	$125,185	$75,051	$260,236
Malcolm Frank	$—	$203,319	$121,801	$325,120
Laurie G. Hylton	$85,000	$125,185	$75,051	$285,236
Lee Shavel	$—	$162,826	$97,552	$260,379
Laurie Siegel	$28,333	$178,510	$106,986	$313,829
Maria Teresa Tejada	$40,000	$125,185	$75,051	$240,236
Elisha Wiesel	$20,000	$162,826	$97,552	$280,379
James McGonigle(4)	$16,250	$95,660	$7,201	$119,111

1.For calendar year 2025, directors Abrams, Frank, Shavel, and Tejada opted to receive their retainers in equity. For calendar year 2026, directors Abrams, Frank, Shavel, Siegel, and Wiesel opted to receive their retainers in equity. Accordingly, the cash fee earned by directors Siegel, Tejada, and Wiesel during fiscal 2026 represents the pro rata portion of their $60,000 annual retainer for the period of September 1, 2025 through December 31, 2025 or January 1, 2026 through August 31, 2026, as applicable. For director Siegel, this includes the pro rata portion of her annual committee chair retainer. The cash fee earned by director Hylton during fiscal 2026 includes her annual chair retainer.
2.The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of restricted stock unit ("RSU") awards issued during fiscal 2026 pursuant to the FactSet Research Systems Inc. 2025 Omnibus Incentive Plan (the "Omnibus Plan"). For information on the valuation assumptions with respect to RSU grants, refer to the notes to the consolidated financial statements contained in our 2026 Annual Report on Form 10-K. The amounts include the RSU portion of the annual retainer for directors Abrams, Frank, Shavel, Siegel, and Wiesel, as they opted to receive their retainers in equity for calendar year 2026. For directors Abrams, Frank, and Siegel, these amounts included the RSU portion of their chair retainers, which for Mr. Frank included the RSU portion of the pro rata amount of his chair retainer during the end of 2025. The RSU retainer amounts for Ms. Siegel were prorated for the portion of the fiscal year that she opted to receive her retainers in equity. At August 31, 2026, our non-employee directors had the following outstanding RSU awards, all of which were not fully vested: Robin A. Abrams, 604 RSUs; Siew Kai Choy, 439 RSUs; Barak Eilam, 439 RSUs; Malcolm Frank, 713 RSUs; Laurie G. Hylton, 439 RSUs; Lee Shavel, 571 RSUs; Laurie Siegel, 626 RSUs; Maria Teresa Tejada, 439 RSUs; and Elisha Wiesel, 571 RSUs.
3.The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with ASC Topic 718, of stock option awards issued during fiscal 2026 pursuant to the Omnibus Plan. For information on the valuation assumptions with respect to stock option grants, refer to the notes to the consolidated financial statements contained in our 2026 Annual Report on Form 10-K. The amounts include the options portion of the annual retainer for directors Abrams, Frank, Shavel, Siegel, and Wiesel, as they opted to receive their retainers in equity for calendar year 2026. For directors Abrams, Frank, and Siegel, these amounts included the options portion of their chair retainers, which for Mr. Frank included the options portion of the pro rata amount of his chair retainer during the end of 2025. The options retainer amounts for Ms. Siegel were prorated for the portion of the fiscal year that she opted to receive her retainers in equity. At August 31, 2026, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: Robin A. Abrams, 7,969 options; Siew Kai Choy, 6,417 options; Barak Eilam, 1,612 options; Malcolm Frank, 7,604 options; Laurie. G. Hylton, 1,998 options; Lee Shavel, 6,619 options; Laurie Siegel, 7,744 options; Maria Teresa Tejada, 3,806 options; and Elisha Wiesel, 2,922 options.
4.Mr. McGonigle retired from the Board effective December 1, 2025. For Mr. McGonigle, the amounts reported under Stock Awards and Option Awards represent the additional fair value, calculated in accordance with FASB ASC Topic 718, arising from the modification and accelerated vesting of previously granted equity awards. For information on the valuation assumptions with respect to stock option and RSU grants, refer to the notes to the consolidated financial statements contained in our 2026 Annual Report on Form 10-K. The Board accelerated the vesting of Mr. McGonigle's stock options and RSUs originally scheduled to vest January 15, 2026 to December 1, 2025, and extended the post-
2026 Proxy Statement 17

departure exercise period for any outstanding vested unexercised options to 90 days after his last day on the Board, but not beyond the term of the options.
Contacting the Board
Stockholders and other interested parties may contact the Board, the Chair, or the non-management directors as a group by sending their correspondence to the Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850 or through the email address Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chair. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chair (solicitations will not be recorded or forwarded). Any communications received by the Chair regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.
Corporate Governance Documents
Corporate Governance Guidelines and Committee Charters
You can access our Corporate Governance Guidelines, along with the charters of our Audit Committee, Compensation and Talent Committee, and Nominating and Corporate Governance Committee, at the Corporate Governance page of our Investor Relations website at https://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which we regularly update, that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer, and all other officers, as well as our directors. A copy of the Ethics Code is available on our website at https://investor.factset.com on the Corporate Governance page of our Investor Relations website. You may also request a copy of the Ethics Code by writing to Investor Relations, FactSet Research Systems Inc., at 45 Glover Avenue, Norwalk, CT 06850. Any amendment to the Ethics Code (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Ethics Code that applies to a member of our Board or one of our executive officers will be promptly disclosed on the Corporate Governance page of our Investor Relations website at https://investor.factset.com.
Proposal 1: Election of Directors

Stockholders will elect ten directors at the Annual Meeting. If elected, Robin A. Abrams, Siew Kai Choy, Barak Eilam, Malcolm Frank, Laurie G. Hylton, Marcel Prins, Lee Shavel, Laurie Siegel, Sanoke Viswanathan, and Elisha Wiesel will hold office for a one-year term expiring in concurrence with the Annual Meeting of Stockholders for 2027 or until a successor is elected and qualified. Proxies cannot be voted for a greater number of individuals than the ten nominees named in this Proxy Statement. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.
Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. Business experience and qualifications of these nominees is presented in this Proxy Statement under the caption “Director Business Experience and Qualifications.”
Vote Required: Each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director.

FactSet’s Board recommends that you vote "FOR" the election of:
•Robin A. Abrams, Siew Kai Choy, Barak Eilam, Malcolm Frank, Laurie G. Hylton, Marcel Prins, Lee Shavel, Laurie Siegel, Sanoke Viswanathan, and Elisha Wiesel, each to serve a one-year term as director, expiring in concurrence with the Annual Meeting of Stockholders for 2027.

2026 Proxy Statement 18

AUDIT COMMITTEE REPORT

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined by both the NYSE and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with FactSet’s independent registered public accounting firm.
The responsibilities of the Audit Committee are set forth in its charter, which is available on our website at https://investor.factset.com.
In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent registered public accounting firm the overall scope and specific plans for their audit. The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP the audited consolidated financial statements contained in our Fiscal 2026 Annual Report on Form 10-K. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our consolidated financial statements. Lastly, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP concerning such auditors’ independence from FactSet and has discussed with Ernst & Young LLP its independence as required by the Public Company Accounting Oversight Board.
In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited consolidated financial statements for the fiscal year ended August 31, 2026 in our 2026 Annual Report on Form 10-K for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie G. Hylton, Chair
Robin A. Abrams
Siew Kai Choy
Maria Teresa Tejada

2026 Proxy Statement 19

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Beginning with the audit of FactSet’s 2014 fiscal year, Ernst & Young LLP has served as our independent registered public accounting firm. Their initial appointment was ratified by stockholders at our 2013 Annual Meeting. The Audit Committee has again appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2027, and the Board has recommended ratification of that appointment to the stockholders of the Company. Although ratification of the Audit Committee's appointment of Ernst & Young LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that it would be in the best interests of FactSet and its stockholders. A representative from Ernst & Young LLP will attend the 2026 Annual Meeting to respond to appropriate questions and make a statement should they desire to do so.
Independent Registered Public Accounting Firm’s Fees and Services
The following table shows the total fees billed or accrued for professional services provided to us by Ernst & Young LLP for the fiscal years ended August 31, 2026 and 2025.

	Fiscal 2026	Fiscal 2025
Audit fees(1)	$2,978,922	$3,937,116
Audit related fees(2)	$75,000	$540,066
Tax fees(3)	$1,290,211	$453,000
Total	$4,344,133	$4,930,182
(1)Represents fees for professional services rendered for the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)Represents fees for SEC filings and related services during fiscal 2026. Represents fees for due diligence and related services provided in connection with our acquisition of Liquid Holdings, LLC ("LiquidityBook") and other SEC filings during fiscal 2025.
(3)Represents fees related to tax planning and advisory services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approvals may be granted by either the full Audit Committee or the Chair of the Audit Committee. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2026 and 2025, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.
The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP during fiscal 2026 and 2025, respectively, was compatible with maintaining the independence of the firm.
Audit Partner and Audit Firm Rotation
The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, the normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As a result of the partner rotation policy, a new Ernst & Young LLP partner rotated onto our account as lead engagement partner for our 2024 fiscal year, replacing a lead engagement partner that served our account for the prior five fiscal years. As provided in the
2026 Proxy Statement 20

Audit Committee’s charter, the Audit Committee annually evaluates its independent registered public accounting firm. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and our stockholders are receiving the best audit services available.
Auditor Independence
As noted in the Audit Committee charter and in the Audit Committee Report, Ernst & Young LLP, the independent auditor, reports directly to the Audit Committee and the Audit Committee is charged with evaluating the independent auditor's independence.

FactSet’s Board recommends that you vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2027.

2026 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Talent Committee of our Board of Directors, comprised of independent directors, oversees our compensation program for senior executives on behalf of our Board. This Compensation Discussion and Analysis (“CD&A”) describes our named executive officer compensation program and the basis for the compensation paid to our named executive officers ("NEOs") for our fiscal 2026.

I. Overview and FY26 Performance
Letter from Our Board Chair and the Chair of Our Compensation and Talent Committee
FY26 Named Executive Officers
FY26 Performance Highlights
Executive Leadership Transitions
Our Compensation Principles
Say on Pay and Stockholder Engagement
Compensation Governance Features
II. Compensation Framework
Core Elements of Total Direct Compensation
Pay Mix
III. Assessing Performance and Determining Compensation
Decision-Making Process
Setting Compensation
Peer Group Review
IV. NEO Compensation
Elements of Compensation and FY26 Performance
Base Salary
Annual Incentive
Long-Term Incentive
V. Governance Features and Risk Management
Stock Ownership Guidelines
Severance Benefits
Securities and Insider Trading Policy and Prohibition on Hedging and Pledging
Stock Option Grant Policy
Incentive Compensation Recoupment Policy
Tax Considerations
Compensation Risk Assessment
Compensation and Talent Committee Report

Letter from Our Board Chair and the Chair of Our Compensation and Talent Committee
Dear fellow stockholders,
On behalf of the Compensation and Talent Committee (the "Compensation Committee") and the Board of Directors, we are pleased to present our 2026 CD&A.
FactSet's Transformation
Fiscal 2026 marked the beginning of a significant transformation for FactSet. The growth of artificial intelligence is changing how financial professionals access data, derive insights, and make decisions. It is increasing complexity, speed, and uncertainty across industries, and it has the potential to unlock significant new frontiers. Fiscal 2026 was the year FactSet started the transformation of the firm to ensure that we are a winner in this new AI-led world. Faced with changes of this magnitude, the Board concluded that
2026 Proxy Statement 22

FactSet needed leaders who had operated at scale through comparable technology shifts and who could position FactSet for the next chapter of transformation and growth. That conviction called for decisive action, and made attracting, retaining, and motivating the right team the Board's and the Committee's highest priority in fiscal 2026 and is the context for each of the leadership and compensation decisions described in this CD&A.
In September 2025, we welcomed Sanoke Viswanathan as our Chief Executive Officer. We added other external talent, including Joshua Warren as Chief Financial Officer, Di Hirji as Chief People and Workforce Transformation Officer, and Bob Stolte as Chief Technology Officer. Katherine Stepp transitioned from Chief Technology Officer to Chief AI Officer, leading our newly-established AI Foundry, a single, coordinated group driving our artificial intelligence strategy and operations.
We also appointed John Costigan (former Chief Data Officer) and Kristina Karnovsky (former Head of Dealmakers and Wealth) as Co-Heads of Product, a unified product organization to strengthen alignment across teams and increase efficiency of product development and deployment. Robert Robie, former Head of Institutional Buyside, departed the Company.
At the Board level, Malcolm Frank was appointed Chair of the Board, succeeding Robin Abrams, who was appointed Chair of the Nominating and Corporate Governance Committee. Mr. Frank brings more than three decades of experience scaling technology companies, including as President of Cognizant – experience the Board views as directly relevant to overseeing our strategy as AI reshapes our industry. After fiscal year end, Marcel Prins was appointed to the Board, bringing over 25 years of experience in operations, technology, and asset management.
These key leadership changes complemented our fiscal year 2026 key strategic priorities: (1) driving commercial excellence to sharpen sales execution; (2) delivering productivity improvements by reducing complexity, applying modern tools, and streamlining operations; and (3) solidifying long-term strategy to position the Company for sustainable growth.
These actions reflect deliberate decisions to assemble the leadership team to position FactSet for the next chapter and to drive FactSet's transformation and growth.
Compensation Supporting FactSet's Transformation
The Compensation Committee is committed to aligning the interests of our executive team with those of our stockholders through a compensation program that is performance-based and heavily weighted toward equity-based compensation. This approach is reflected in our fiscal 2026 compensation actions:
•Compensation remains primarily variable, tied to financial and strategic goals and stock price appreciation, and designed to reward executives for strong performance and value creation for our stockholders over the long-term. We have kept largely the same structure as fiscal 2025, while adjusting individual annual incentive goals to better align with our strategy, reducing options vesting period to four years to better align with the market, and adjusting our PSU performance metrics to better align with our focus on driving efficient ASV growth. For our non-CEO NEOs, on average 76% of target fiscal 2026 compensation was at-risk, and for our CEO, 93% was at-risk.
•Upon hire, our CEO was granted $22 million in performance stock options, designed to front-load the first two years of his annual $11 million long-term incentive awards to create a more meaningful ownership position from the start of his tenure. The options vest only if FactSet's stock achieves a 30-day trailing volume-weighted average price of at least 150% of that on the grant date during the five year performance period – this would require appreciation of approximately 90% from the Company’s share price as of October 1, 2026. The Committee believes that such a rigorous performance hurdle that significantly exceeds normal market return expectations was appropriate. There is no partial payout; if the hurdle is not achieved, the entire $22 million grant expires with no value. Under the terms of his employment agreement, our CEO is not eligible for any additional annual equity award until FY28; stockholders should therefore expect his Summary Compensation Table figure next year to be substantially lower.
Where appropriate, the Committee approved targeted one-time compensation actions to recruit and retain key leaders during an important period of organizational transition. These awards were designed to align with stockholder interests:
•Our new CEO was granted make-whole and buy-out awards to attract a transformational leader and address the significant compensation he forfeited to join FactSet. The awards generally mirror in amount and structure the compensation Mr. Viswanathan forfeited, and approximately three quarters of this package was delivered in equity.
•Our new CFO was granted sign-on awards to attract an exceptional leader and provide a pro rata share of equity for his fiscal 2026 service. Over 80% of Mr. Warren's awards were delivered in equity.
•Mr. Skoko (our Chief Revenue Officer) and Mr. Costigan were each granted a one-time retention award of $1 million of equity, in recognition of their important leadership and to support continuity in critical functions at a time of significant change.
Each of these actions reflects our continued emphasis on delivering value to stockholders, consistent with our long-standing pay for performance philosophy.
2026 Proxy Statement 23

Stockholder Engagement
The Board and the Committee view regular engagement with stockholders as an important priority. FactSet has received support of approximately 95% on our say-on-pay votes for more than a decade.
In fiscal 2026, we offered meetings to stockholders representing approximately 40% of our shares outstanding, and we engaged with all who accepted. The agenda for these meetings, driven by our stockholders, included AI strategy, executive leadership transitions, and executive compensation. Stockholder feedback was broadly supportive of our executive leadership transitions, and no concerns were raised regarding our executive compensation program or CEO pay decisions.
Looking Ahead
We and the rest of the Board thank you for your continued interest in FactSet. We believe the changes we made to our leadership team and our fiscal 2026 compensation decisions position FactSet to create durable, long-term value for stockholders. We are committed to a compensation program that pays for performance, aligns with stockholder interests, and motivates our leadership team as we continue to transform FactSet in the age of AI.
On behalf of the Compensation Committee and the Board of Directors, thank you again for your feedback and we respectfully ask for your continued support at our 2026 Annual Meeting.
Sincerely,
Malcolm Frank, Chair of the Board
Laurie Siegel, Chair of the Compensation & Talent Committee

2026 Named Executive Officers
Sanoke Viswanathan(1):	Chief Executive Officer
Joshua Warren(2):	Executive Vice President, Chief Financial Officer
Christopher McLoughlin:	Executive Vice President, Chief Legal Officer and Corporate Secretary
Goran Skoko:	Executive Vice President, Chief Revenue Officer
John Costigan:	Executive Vice President, Co-Head of Product
F. Philip Snow(1):	Former Chief Executive Officer
Helen Shan(2):	Former Executive Vice President, Chief Financial Officer
(1) Mr. Viswanathan succeeded Mr. Snow as CEO on September 8, 2025.
(2) Mr. Warren succeeded Ms. Shan as CFO on April 13, 2026.

FY26 Performance Highlights
In fiscal 2026, FactSet delivered strong results. FactSet accomplishments in fiscal 2026 include:
•Organic ASV increased 7% to $2.57 billion.
•GAAP revenues increased 6.7% to $2.48 billion. This result continues FactSet's track record of 47 consecutive years of increased revenues for the Company.
•GAAP operating margin was 28.3%.
•GAAP diluted earnings per share ("EPS") was $14.57.
•Net cash provided by operating activities was $822.2 million.
•Annual ASV retention remained greater than 95%.
Executive Leadership Transitions
Fiscal year 2026 marked the beginning of a significant transformation for the Company. Against the backdrop of artificial intelligence changing client data consumption and workflows, increasing competitive dynamics, and the retirement of long-time
2026 Proxy Statement 24

CEO Phil Snow, the Board conducted a thoughtful and deliberate process to find a CEO at a strategic inflection point for the Company, ultimately hiring Sanoke Viswanathan, who succeeded Mr. Snow on September 8, 2025.
Numerous other changes have been made at the executive level as well, as the Company has built the leadership team to guide it through its next chapter. The Company has focused on hiring executives with demonstrated transformation experience:
•Joshua Warren - Appointed Chief Financial Officer effective April 13, 2026. Mr. Warren brings deep expertise across asset management and fintech, experience honed at Envestnet, BlackRock, and Barclays. He has a demonstrated track record of driving stockholder value, particularly as the CFO of Envestnet where he led a comprehensive transformation of the company's finance and operating functions.
•Di Hirji - Appointed Chief People and Workforce Transformation Officer effective August 3, 2026. Ms. Hirji most recently served as Chief People Officer for S&P Global Market Intelligence and Dow Jones Indices. She also has previous experience at Thomson Reuters and spent eight years in management consulting at Accenture, leading change and organization development programs for Fortune 500 and FTSE 100 clients.
•Bob Stolte - Appointed Chief Technology Officer effective March 2, 2026. Mr. Stolte brings extensive experience leading large-scale technology organizations and complex transformation programs across global financial institutions, including senior technology roles at JPMorgan and Citigroup, and deep expertise in technology transformation, engineering scale, and platform modernization.
•Kate Stepp - Appointed Chief AI Officer effective March 2, 2026. Ms. Stepp was named to lead our newly established AI Foundry, a single coordinated group driving AI operations and strategy.
Selection of New CEO
The selection of Mr. Viswanathan was undertaken pursuant to a rigorous and deliberate CEO search process supported by a leading executive search firm. The Board approached the CEO transition with a disciplined and thoughtful process, assessing a range of internal and external candidates and the needs of the Company at an important time.
The Board unanimously selected Mr. Viswanathan based on his proven track record of leading and transforming global organizations, most recently as a member of JPMorgan's Operating Committee and the CEO of International Consumer and Wealth at JPMorgan Chase. He has demonstrated success implementing technology-driven growth strategies at scale and brings experience in banking, capital markets, and wealth management that complements FactSet's strengths in these areas. His expertise in areas central to FactSet's strategy - including AI, research, and analytics - combined with his deep understanding of the Company's customer base, uniquely positions him to lead FactSet through its next phase of growth.
CEO Compensation Package
Given the scale of AI disruption and the need for a transformational leader at an important time for the Company, Mr. Viswanathan's compensation package was designed to provide competitive compensation necessary to attract and retain a high-caliber executive, while maintaining strong alignment with long-term shareholder value creation. The majority of his target compensation is variable and performance-based, with long-term equity representing the largest component of total compensation.
The Board determined Mr. Viswanathan's compensation in consultation with Meridian Compensation Partners ("Meridian"), the Company’s independent compensation consultant. In establishing the package, the Board considered the competitive market for proven executive leadership, particularly within the rapidly evolving financial data and technology sector; the scope and complexity of the CEO role; and compensation practices among similarly situated companies, including the Company's competitors. The Company entered into an employment agreement with Mr. Viswanathan, dated May 28, 2025, which among other matters, establishes his compensation arrangement. Key components of his compensation package are summarized below.
2026 Proxy Statement 25

Compensation Element	Description	Rationale
Base Salary	$1,000,000
A fixed element of compensation that recognizes an individual's role. In determining the amount, Mr. Viswanathan’s skills, experience, role, responsibilities, market data, and the desire to attract Mr. Viswanathan to join FactSet were considered. For further information, see page 33.

Annual Incentive Opportunity	Target of 200% of base salary
Ties additional upside earning opportunity to Company and individual performance. In determining the amount, Mr. Viswanathan’s skills, experience, role, responsibilities, market data, and the desire to attract Mr. Viswanathan to join FactSet were considered. For further information on the structure and rationale of his annual incentive opportunity, see page 34.

Annual Long-Term Incentive Opportunity	Annual equity awards with a target value of $11 million; for FY26 and FY27, awarded as a one-time grant of $22 million of performance stock options; under the terms of his employment agreement, Mr. Viswanathan is not eligible for any additional annual equity award until FY28
In determining the amount, Mr. Viswanathan's skills, experience, role, responsibilities, market data, and the desire to attract Mr. Viswanathan to join FactSet were considered. For further information on the structure and rationale of his long-term incentive opportunity, see page 38.

Make-Whole and Buy-Out Awards	One-time cash and equity awards (both time- and performance-based)	Awarded to make Mr. Viswanathan whole for compensation he forfeited to join FactSet. For further information on the structure and rationale of the make-whole awards, see page 42.
Employee Benefits and Perquisites	Up to $100,000 in legal fee reimbursements in connection with negotiating Mr. Viswanathan's employment agreement; up to $25,000 annually in tax preparation and planning reimbursements; and up to $125,000 in personal travel between New York and London, where Mr. Viswanathan was based at the time he was hired	Awarded to attract and retain a transformative leader like Mr. Viswanathan. For further information on his fiscal 2026 benefits, see page 48.
Severance Benefits	Protections equivalent to the benefits provided under the Company's Executive Severance Plan and the Equity Award Agreement, with certain enhancements	Supports our objective of attracting and retaining a transformative leader. For further information on Mr. Viswanathan's severance benefits, see page 53.

Our Compensation Principles
Our compensation program is built on six principles, led by our commitment to pay for performance and to align executive pay with the interests of our stockholders. The Compensation Committee works to embed these principles across the various elements of our executive compensation.

     The overall employee value proposition transcends compensation and includes our work environment, professional development, employee well-being, a high-performance culture, and challenging work opportunities.

     We pay for performance as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.

     Performance is evaluated on achieving short and long term goals, as well as how such goals are achieved to help maintain the strong culture and the collaborative mindset that continues to be critical to our success.

We pay not only for our operating results but also for progress in building our foundation in ways that position FactSet for future growth.
Our compensation program promotes a long-term ownership mindset and attracts, motivates and retains our talent who drive stockholder value over time.
     We establish total compensation packages for different roles that balance external market pay competitiveness with an internal framework that values the contribution within our organization. Compensation includes cash elements which are targeted to be in line with the market and equity opportunities that can be worth substantially more as we grow and achieve targets in line with our strategic plans and the interests of our stockholders.

2026 Proxy Statement 26

Say on Pay and Stockholder Engagement
The Company values stockholder perspectives on our executive compensation programs. Historically, we have received extremely high approval percentages for our programs. At our 2025 Annual Meeting, 95.6% of the votes were cast “FOR” approval of our executive compensation program. This continues the trend of high rates of stockholder support for our executive compensation programs, which has seen approval levels in excess of 94% at all of our Annual Meetings since 2014. We believe the results of these votes affirm the support of our stockholders for our executive compensation programs. We are always looking at ways we can continue to strengthen our compensation programs to establish an even more solid tie between pay and performance.
While the 2025 “say-on-pay” results indicated strong support for our program, the Company believes it is important to engage with our stockholders, regardless of our approval rating. As described in further detail on page 4 of this Proxy Statement, we engage in annual dialogue and outreach with our large institutional stockholders to discuss governance, executive compensation and other matters, and to solicit stockholder feedback. In fiscal 2026 we reached out to investors representing approximately 40% of the Company's shares outstanding and engaged with all those interested. The agenda for these meetings was driven by our stockholders and covered a number of topics including AI strategy, leadership transitions, and executive compensation, where we spoke specifically about Mr. Viswanathan's fiscal 2026 compensation and his make-whole awards.
Overall, stockholder feedback was positive. Stockholders were broadly supportive of the Company's executive leadership transitions, and none of the stockholders expressed concerns regarding our executive compensation program or CEO pay decisions.

Compensation Governance Features
We employ several best practice compensation governance policies and practices. Below is a summary of “what we do” and “what we don't do” in terms of compensation governance.
2026 Proxy Statement 27

What we do:	What we don't do:
•We pay for performance with a focus on long-term value creation for stockholders	•We pay no excessive perquisites or benefits to our NEOs
•We maintain stock ownership requirements for our directors and executive officers	•We pay no dividends on performance share units or restricted share units unless and until they vest
•We have an annual say-on-pay vote by stockholders	•We give no tax gross ups to our NEOs in the event of Change-in-Control
•We have a clawback policy that covers both long-term and short-term incentive awards and also allows for recoupment of incentive awards and time-based equity compensation in the event of misconduct	•There are no “evergreen” annual share increase provisions in our equity stock plans
•We prohibit our directors and officers from hedging or pledging FactSet stock	•We do not allow repricing of stock options
•We have double-trigger change of control vesting provisions	•We do not utilize a discount from fair market value in setting the exercise price of stock options
•We reach out to large institutional investors to give them an opportunity to provide comments on our programs and policies.
2026 Proxy Statement 28

Core Elements of Total Direct Compensation
For fiscal 2026, the core elements of our NEOs’ compensation package consisted of: (i) base salary; (ii) an annual cash incentive; and (iii) long-term equity incentives, which we collectively refer to as "Total Direct Compensation," described in the table below:

Compensation Element		Description	Strategy & Performance Alignment	More Detail
Base Salary (Cash)
•Fixed pay targeted to be market competitive that recognizes an individual's role and expertise
•Reviewed on an annual basis and periodically adjusted to be based on individual performance and contributions, market trends, and competitive position
			•Intended to be competitive to attract and retain key employees •There is no formula to review base salaries and adjustments are not guaranteed	Page 33
Annual Incentive (Cash)
•Performance-based cash dependent on performance against annually established criteria, weighted 80% on Company performance and 20% on individual goals
•Our NEOs are assigned a target incentive award with the actual award calculated as a percentage of such target
•The maximum incentive award payout is capped at 200% of the target award
•Minimum level of performance required for financial component of annual incentive

•Rewards and recognizes annual accomplishment of key financial objectives
•Specified Company performance achievements required to fund incentive payments
•Key individual goals are within the NEO’s area of responsibility and assessed annually
Page 34
Long-Term Incentives (Equity)	Stock Options	•50% of the target total long-term incentive award value for our NEOs, excluding Mr. Viswanathan •Awards vest 25% per year over four years

•Promotes executive share ownership and alignment with long-term stockholder interests
•Ultimate value of the options tied to Company performance via stock price
•Four-year vesting period encourages retention and long-term horizon

Page 38
PSUs
•50% of the target total long-term incentive award value for our NEOs, excluding Mr. Viswanathan
•Awards vest upon completion of a three-year performance period, based on achievement of established performance criteria and subject to continued employment
•The maximum shares earned capped at 200% of the target award

•Promotes executive share ownership and alignment with long-term stockholder interests
•Rewards and recognizes accomplishment of key financial objectives over a three-year period
•Performance measures aligned with FactSet’s goals

	RSUs	•Used in limited circumstances on an ad hoc basis for new hire awards or for recognition and retention

•Promotes executive share ownership and alignment with long-term stockholder interests
•The ultimate value of the RSUs tied to Company performance via stock price
•Encourages retention and long-term horizon

	Perfor-mance Stock Options	•Used for FY26 and FY27 CEO long-term incentive award •Vest only if stock price hurdle is achieved

•Promotes executive share ownership and alignment with long-term stockholder interests
•Both vesting and ultimate value of the options is tied to Company performance via stock price
•Five-year performance period and inability to exercise for three-year period encourages retention and long-term horizon

2026 Proxy Statement 29

Pay Mix
The below pay mix charts illustrate how our CEO and our other NEOs have a significant portion of their pay at risk based on performance, including a mix of both short-term and long-term performance-related compensation components. The charts represent the proportion of target Total Direct Compensation for our CEO and our other NEOs in fiscal 2026 attributed to base salary, target annual incentive opportunity, and target long-term incentives, including stock options (performance stock options ("PSOs") in the case of Mr. Viswanathan), and performance share units ("PSUs"). The pay mix chart for our other NEOs represents the average target pay mix for the NEOs reported below in our Summary Compensation Table other than our CEO. To provide a better representation of the intended mix of annual compensation provided to the NEOs, the percentages shown below do not take into consideration non-recurring special items such as one-time make-whole awards granted in connection with the commencement of employment or one-time retention awards, and for Mr. Viswanathan annualizes his long-term incentive award. In addition, Mr. Snow is not included in the percentages below, as he served as CEO for one week of fiscal 2026 and did not receive incentive awards for fiscal 2026.
2026 Proxy Statement 30

Decision-Making Process
Role of the Compensation and Talent Committee
The Compensation Committee oversees our executive compensation program, including the evaluation and approval of the compensation plans, policies and programs offered to our CEO, NEOs and the Company's executive leadership team. The Committee also focuses on helping the Company recruit and retain the talent needed to continue to drive FactSet's growth, including overseeing our human capital matters. The Compensation Committee operates under a written charter adopted by the Board, and is comprised entirely of independent, non-employee directors, including the Chair of our Board of Directors. A copy of the Committee Charter is available on our website at https://investor.factset.com on the Corporate Governance page of our Investor Relations website.
The Compensation Committee:
■defines and approves the overall compensation philosophy and strategy for the Company and its executive officers and employees;
■reviews and approves, at least annually, the corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance against them, and sets the CEO’s annual compensation;
■reviews and approves, at least annually, the compensation structure for the Company's executive officers and executive leadership team, and, based on the CEO's evaluations and recommendations, approves their annual and long-term compensation;
■in consultation with the CEO, identifies the performance measures and objectives to determine annual and long-term awards;
■approves the total annual incentive and equity award pools; and
■oversees related matters, including compensation levels and mix, plan design, performance against the plan, peer group, succession planning, and risk assessment.
Role of the Independent Compensation Consultant
For fiscal 2026, the Compensation Committee retained Meridian as its independent compensation consultant. Meridian reviewed and assisted with incentive compensation program design, CEO, executive leadership team, and director compensation, and provided ongoing information on market trends related to executive and board compensation matters. Meridian attended Compensation Committee meetings and met with the Compensation Committee in executive session. The Compensation Committee uses Meridian's advice and insight to inform the eventual decision-making process. Meridian also reviewed drafts of the Company's CD&A and the Compensation and Talent Committee Report for incorporation in the Company's Proxy Statement, and reviewed the appropriateness of the proxy peer group and survey data for market comparisons. Meridian does not provide any other services to the Company. The Compensation Committee evaluated Meridian's independence relative to the NYSE standards for compensation advisors and determined Meridian is independent and has no conflicts of interest.
Role of Management
Management provides the Compensation Committee with materials regarding the overall financial performance of FactSet as well as operational and strategic accomplishments during the fiscal year that are evaluated to determine the amount of the annual incentive awarded. Management prepares reports to assist in the compensation process that include, but are not limited to, topics such as succession planning, plan and financial performance, annual objectives and goals, and other compensation practices. The CEO, in consultation with the Compensation Committee, establishes annual individual performance goals for each of the other members of the executive leadership team, including the other NEOs, and the CEO conducts an annual performance evaluation of each of the members of the executive leadership team.
Performance Evaluation
The CEO’s performance is reviewed annually by the Compensation Committee and the full Board. The CEO is not present for discussions regarding his own compensation. The CEO annually reviews the performance of each member of the executive leadership team, including the NEOs. Our CEO, along with our Chief People and Workforce Transformation Officer, typically makes compensation recommendations to the Compensation Committee for all executive leadership team members, including providing
2026 Proxy Statement 31

information on individual performance. These other executive leadership team members are not present for these discussions. The Compensation Committee, in consultation with the CEO, identifies appropriate performance measures and proposes performance objectives that are used in determining annual and long-term awards. The Compensation Committee reviews materials outlining the individual performance of each executive leadership team member, including the NEOs, with respect to their goals and objectives for the past year, measured against financial goals for FactSet’s performance as well as qualitative performance in the individual executive’s functional area.
Setting Compensation
The Compensation Committee considers the following when assessing the amount and form of compensation to be awarded to each of our NEOs and in structuring the Company's executive compensation program:
Current operating results and progress towards future growth
The Compensation Committee considers both current operating results from the most recent fiscal year as well as long-term financial goals. The Compensation Committee considers current operating results in an effort to ensure executive pay reflects the Company’s recent performance and to motivate executives to deliver strong financial outcomes. The Compensation Committee takes into account progress towards future growth goals to encourage executives to make decisions that benefit the Company over the long term and to further align executives' interests with stockholders.
For FY26, a substantial portion of NEO compensation was subject to achieving both short-term (annual) and long-term (3-year) performance objectives that enhance stockholder value. In addition, cash incentive compensation rewards annual performance, while equity-based compensation promotes an ownership mindset for the long-term. Equity-based compensation represents a significant portion of total compensation for our NEOs, and for all of these, NEOs are aligned with appreciation in our common stock price.
Defined qualitative factors in addition to quantitative financial metrics
In addition to the financial metrics in the annual and long-term incentive plans, each NEO also has non-financial objectives that are set every year and focus the NEO’s efforts on specific business needs. These objectives may include leadership, talent development, special assignments, project management, governance objectives, engagement in global offices, exposure to employees, key clients, investors and analysts, and other specific individual performance objectives. The NEO’s achievement of certain goal levels as well as other accomplishments made during the year guide and influence the NEO’s salary, target annual incentive and equity award.
Attraction and retention of talented personnel
We operate in several highly competitive labor markets and design executive compensation to remain competitive with peers in the technology and financial information industry.
Compiled Benchmark Data
The Compensation Committee's independent compensation consultant and FactSet's Chief People and Workforce Transformation Officer prepare benchmarking and competitive data on historical compensation and our defined peer group and surveys of other companies. The Compensation Committee uses this information in establishing NEO compensation programs and parameters. Annually, the Compensation Committee is provided executive compensation data of similarly situated named executive officers at the companies in the identified peer group and surveys of other companies, including detail on salary, annual incentive and equity awards. This market review includes an analysis of compensation levels (e.g., competitiveness of base salary, annual incentive, and long-term incentives) and incentive program design (e.g., appropriateness of performance measures, annual incentive program targets and measures, long-term incentive plan targets, and compensation methods).
Based on various benchmarking data, the Compensation Committee found a competitive pay gap for our NEOs, which the Committee sought to address when designing our fiscal 2026 compensation program and determining our executive compensation levels for fiscal 2026. The Committee also took into account the increasing competition for talent and the need to recruit and retain top talent to help us accomplish our long-term goals.
2026 Proxy Statement 32

Peer Group Review
The Compensation Committee continually reviews the total target compensation for our NEOs against that of comparable executives of our peer group companies. For fiscal 2026, with the input of the Company's independent compensation consultant, the Compensation Committee utilized a peer group that was selected based on criteria including companies that reflect FactSet’s industry, business focus, size, and global presence. The peer screening also incorporated a focus on good corporate governance practices. When considering peer compensation levels, the Compensation Committee focuses on Total Direct Compensation comparisons, and continues to emphasize long-term equity. We believe that our pay mix is reflective of our goals of retaining top talent and aligning executives' interests with stockholder returns.
In fiscal 2025, the peer group utilized by the Compensation Committee was impacted by consolidation within the industry. Black Knight, Inc., Envestnet, Inc., and Splunk Inc. were acquired during 2024 and were therefore removed from the peer group. In addition, Dun & Bradstreet was acquired in 2025. To maintain an appropriate size profile and reasonable sample size, the Committee added Donnelley Financial Solutions, Inc. and Tradeweb Markets Inc. after considering a number of potential alternatives. For fiscal 2026, the Committee removed Dun & Bradstreet from the peer group but otherwise maintained the fiscal 2025 peer group unchanged.

FY2026 Peer Companies:
	CoStar Group Inc.	MarketAxess Holdings Inc.(1)
	Donnelley Financial Solutions, Inc.	Morningstar, Inc.
	Equifax, Inc.	MSCI, Inc.
	Fair Isaac Corporation	Tradeweb Markets Inc.
	Gartner, Inc.	TransUnion
	Guidewire Software, Inc.	Verisk Analytics, Inc.
(1) On July 30, 2026, MarketAxess Holdings Inc. announced an agreement to be acquired by Intercontinental Exchange, Inc.

Additionally, the Compensation Committee utilized a reference peer group for compensation program design and governance practices for fiscal 2026 that includes companies that meet the peer group criteria but are larger than the peer group revenue range and are therefore not included in compensation level assessments. The reference peer group utilized by the Compensation Committee for fiscal 2026 was identical to the reference peer group used by the Committee for fiscal 2025. The reference peer group consists of:

FY2026 Reference Peer Companies:
Broadridge Financial Solutions, Inc.
Fidelity National Information Services, Inc.
Intercontinental Exchange, Inc.
Moody's Corporation
Nasdaq, Inc.
S&P Global Inc.
Thomson Reuters Corporation

Elements of Compensation and Fiscal 2026 Performance
Base Salary
The Compensation Committee reviews base salary annually and makes periodic adjustments to base salary based on increase in responsibility, individual performance and contributions, and market competitiveness. The goal is to ensure that total compensation packages generally remain competitive when compared to peer group companies.
Base salaries for fiscal 2026 for our NEOs are set out below:

2026 Proxy Statement 33

NEO	2026 Base Salary
Sanoke Viswanathan	$1,000,000
Joshua Warren	$500,000
Christopher McLoughlin(1)	$485,000
Goran Skoko(1)	$601,000
John Costigan	$500,000
F. Philip Snow(2)	$775,000
Helen Shan(3)	$585,000

(1) For purposes of this disclosure, the amounts for Mr. Skoko and Mr. McLoughlin, which were paid in GBP, were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to $1.350348.
(2) Reflects Mr. Snow's annualized 2026 base salary, which he continued to receive after he retired as CEO on September 8, 2025 through his last day of employment as Senior Advisor on December 31, 2025.
(3) Reflects Ms. Shan's annualized 2026 base salary, which, pursuant to her separation agreement, she continued to receive after her transition from CFO on April 13, 2026, through May 31, 2026. Pursuant to her separation agreement, from June 1, 2026 through her last day of employment as Finance Advisor on November 30, 2026, her base salary is $292,500.
Annual Incentive
For all NEOs, individual annual incentive amounts are determined based on the executive's target incentive award opportunity, which is then adjusted by a factor based upon the achievement of Company-level goals (80%) and achievement of individual goals (20%). The Compensation Committee has designed an annual cash incentive program to stimulate and support a high-performance environment by focusing such incentive compensation on the attainment of quantitative and qualitative guidelines and by recognizing superior performance. Each NEO has individual objectives tailored to their role, and annual Company-level and operational-focused performance goals, as appropriate, serve to incentivize executives, enhance collaboration and increase stockholder returns by focusing executive performance on those measures identified as being key drivers of our short and long-term business results.
Target Annual Incentive Award Opportunities
The Committee determined not to increase the total annual incentive opportunity (expressed as a percentage of base salary) in fiscal 2026 as compared to fiscal 2025 for our NEOs, as the Committee concluded that these levels create an appropriate level of annual incentive for each NEO. The annual incentive opportunities for Mr. Viswanathan and Mr. Warren were both set based on market compensation for their respective roles and expertise, considering the need to attract and retain key top talent. Mr. Warren's annual incentive opportunity was prorated for service, given that he joined FactSet late in our fiscal year.
The total annual incentive opportunities for fiscal 2026 for our NEOs are set out below in terms of percentage of base salary:

NEO(1)	2026 Total Annual Incentive Opportunity as a percentage of 2026 Base Salary
Sanoke Viswanathan	200%
Joshua Warren(2)	110%
Christopher McLoughlin	100%
Goran Skoko	120%
John Costigan	100%
Helen Shan(3)	110%
2026 Proxy Statement 34

(1) Pursuant to his retirement, Mr. Snow was not eligible for an annual incentive opportunity for fiscal 2026.
(2) Mr. Warren's 2026 annual incentive opportunity was prorated for his start date of April 13, 2026.
(3) Pursuant to her separation agreement, Ms. Shan remains eligible for an annual incentive opportunity for fiscal 2026 after her transition from CFO on April 13, 2026, subject to the terms of the agreement.
Corporate Annual Incentive Goals
80% of the fiscal 2026 annual incentive opportunity was determined based on Company financial results versus financial performance goals established at the beginning of the fiscal year. The remaining 20% was allocated based on the achievement of individual goals.
In fiscal 2026, ASV Growth and Adjusted Operating Margin were the metrics for the Company-level goals for the annual incentive awards. As part of establishing the 2026 operating plan, management along with the Committee underwent a rigorous goal setting process to ensure the annual incentive performance goals appropriately reflected the impact of key strategic decisions. ASV Growth made up 2/3 of the weighting and Adjusted Operating Margin made up 1/3 of the weighting for performance. These metrics maintain a focus on growth, with a balance between responsible growth and maintaining efficiency.
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all recurring services currently supplied to clients. Adjusted Operating Margin is calculated as Adjusted operating income divided by the sum of GAAP revenue plus the Deferred revenue fair value adjustment. Adjusted operating income is calculated by adding GAAP Operating income, Intangible asset amortization, Deferred revenue fair value adjustment, Impairment of investment and other one-time items. These measures are publicly reported in our financial results.
Corporate Annual Incentive Structure
The Adjusted Operating Margin component of the plan is capped at 150% of target unless performance under the ASV Growth components of the plan meet the target level of performance to maintain emphasis on top line growth and to prevent maximum payouts under the Adjusted Operating Margin metric if ASV Growth failed to hit the target level of achievement. In fiscal 2026, the Committee increased the maximum payout opportunity for ASV Growth to 275% of target to incentivize leaders to pursue stretch growth objectives. The financial goals as a whole were capped at 200% of target.
Individual Strategic and Developmental Goals

For fiscal 2026, 20% of the annual incentive award for each NEO was based on the executives’ achievement of their individual goals and other personal accomplishments. For fiscal 2026, as in fiscal 2025, the cap for the individual goals was 150%. The Compensation Committee reviewed the personal goals for each NEO, as well as individual accomplishments of each NEO, in determining the 20% of the annual incentive award based on satisfaction of key goals. For fiscal 2026, the key goal areas for each of our NEOs included the following categories:

•Strategic Goals (15%)
☑ Drive Commercial Excellence (5%)
☑ Deliver Productivity Improvements (5%)
☑ Solidify Long-Term Strategy (5%)
•Leadership Behaviors (5%)

The strategic goals aligned with the Company's strategic priorities.
2026 Proxy Statement 35

Combined Performance
For fiscal 2026, the Company’s performance goals were set with the objective of achieving strong profitable growth. The annual incentive goals and actual performance against these goals for corporate leadership were as follows:

Measures	Weighting	Elements of Measurement	Base Performance	Between Base and Target Performance	Target Performance	Between Target and Stretch Performance	Stretch Performance	Actual Performance
Corporate Performance	80%	ASV Growth (66.7%)	$79.8M	$106.4M	$133M	$159.6M	$186.2M	$168M
		Payout as a Percent of Target	0%	50%	100%	175%	275%	206.5%
		Adjusted Operating Margin (33.3%)	32.5%	33.5%	34.5%	35.5%	36.5%	34.5%
		Payout as a Percent of Target	0%	50%	100%	150%	200%	100%
Key Goals (Individual)	20%		Base Rating		Target Rating		Stretch Rating

The fiscal 2026 individual accomplishments were as follows:
2026 Proxy Statement 36

Mr. Viswanathan
•Delivered a record increase in organic ASV of $168.2 million, up 7.0%, and grew revenues 6.7% to $2.48 billion.
•More than doubled AI solutions ASV added year over year, while keeping annual ASV retention above 95%.
•Significant client engagement, holding 400+ C-suite client and partner meetings, including 80 of our top 100 clients.
•Reset FactSet’s strategy and positioning from market data provider to AI solutions company, with growth strategies for each core product.
•Launched FactSet Intelligence (FI), scaled our MCP offering, orchestrated partnerships with Finster AI and hyperscalers, and made strategic investments in select AI startups. Accelerated product roadmap across all layers of FI.
•Rebuilt the executive leadership team, including new Chief Financial Officer, Chief Technology Officer and Chief People and Workforce Transformation Officer, and restructured the organization to deliver the Strategy initiative.
•Reshaped the cost base and operating model of the firm while investing in growth, cybersecurity, resiliency and financial controls.
•Returned $808 million to shareholders through share repurchases and dividends.
•Elevated FactSet's profile with investors through analyst and investor engagement.
•Rebuilt employee confidence through a period of significant change.

Mr. Warren
•Developed the Company's go-forward financial strategy and enhanced financial planning activities.
•Matured the investor relations function and stakeholder relationships, increasing the impact and clarity of messaging. Invested in key control functions of the firm, including Internal Audit.
•Improved the firm's quarter end close and other financial processes.
•Led the Productivity initiative, including improving expense management and enhancing operational modernization.

Mr. McLoughlin
•Supported the Board through various executive and director transitions during the year.
•Enhanced the Company's risk management framework and processes. As part of this, took on responsibility for the firm’s overall resilience framework and supported remediation of the firm’s material weakness.
•Designed contractual models that facilitated enterprise licensing and strategic partnership opportunities and new AI contracting framework and terms.
•Improved efficiency of contracting processes to support ASV and revenue growth. This included adoption of AI and self-service tools to improve productivity and consistency for his function and sales teams.

Mr. Skoko
•Led strong sales performance, delivering significant top-line growth, while maintaining 95%+ ASV retention.
•Drove greater accountability and depth in the sales organization.
•Led the Commercial Excellence initiative.
•Improved efficiency, reporting and transparency of the sales organization.

Mr. Costigan
•Took co-responsibility for the firm's new unified Product organization, including designing a product roadmap.
•Co-led on a number of transformative initiatives, including launching the firm's MCP and scaled AI-ready datasets.
•Deepened relationships with key clients, third-party vendors and partners.
•Led the due diligence of BCC Group, to enhance the Company's Real-Time offering.
•Co-led the development of the Strategy initiative.

2026 Proxy Statement 37

	Corporate Performance Goals (80%)
	ASV Growth (66.7%)	Adjusted Operating Margin (33.3%)	Individual Goals (20%)	Total
Mr. Viswanathan	206.5%	100%	125%	161.8%
Mr. Warren			100%	156.8%
Mr. McLoughlin			110%	158.5%
Mr. Skoko			100%	156.8%
Mr. Costigan			100%	156.8%
Ms. Shan(1)			100%	156.8%
(1) Pursuant to Ms. Shan's separation agreement, her individual performance goals were determined at not less than target performance.
The Compensation Committee agreed on the NEOs’ performance and related compensation after input from Mr. Viswanathan and in conjunction with the Committee's review of the performance of FactSet as a whole. The Committee considered the formulaic calculation of each NEO's annual incentive bonus together with the performance of each such executive against his or her performance objectives. After this review, the Committee believed that the calculation appropriately compensated the NEOs for the 2026 fiscal year.
The Compensation Committee made the following awards for the NEOs for fiscal 2026:

	Total Annual Incentive Opportunity	Total Annual Incentive Percentage Awarded	Total Annual Incentive Awarded(3)
Sanoke Viswanathan	$2,000,000	161.8%	$3,235,290
Joshua Warren(1)	$211,200	156.8%	$331,087
Christopher McLoughlin(2)	$485,000	158.5%	$754,770
Goran Skoko(2)	$721,200	156.8%	$1,110,848
John Costigan	$500,000	156.8%	$783,823
Helen Shan(4)	$643,500	156.8%	$1,009,008

(1) Mr. Warren's total annual incentive opportunity was prorated based on his start date of April 13, 2026.
(2) The amounts for Mr. Skoko and Mr. McLoughlin, which are paid in GBP, were converted to U.S. dollars using the spot rate on September 1, 2026 of GBP 1 to $1.3262 for purposes of this disclosure.
(3) Amounts may not sum due to rounding.
(4) Pursuant to her separation agreement, Ms. Shan remains eligible for an annual incentive for fiscal 2026 after her transition from CFO on April 13, 2026, subject to the terms of the agreement.

Long-Term Incentive
For fiscal 2026, the long-term, equity-based incentive awards issued as part of our annual equity grant to our NEOs consisted of stock options and PSU awards, with NEOs being granted a long-term incentive award comprised of 50% service-based stock options and 50% PSUs, with the exception of Mr. Viswanathan, who received 100% performance stock options ("PSOs") covering both the FY2026 and FY2027 grants. Mr. Snow did not receive a fiscal 2026 long-term incentive award as a result of his retirement.
The Compensation Committee has utilized a mix of performance-based units and stock option awards as they believe that these align management and stockholder interests. The Compensation Committee has viewed stock options as a method of encouraging senior leaders to drive performance in the long-term. The Compensation Committee uses PSUs as a form of award to align our senior leaders to our long-term financial goals, which are key drivers of long-term sustainable stockholder value. For fiscal 2026, the Compensation Committee continued to believe that providing a mix of stock options and PSUs was an effective way to promote equity ownership by the NEOs, reward them for performance and to provide a retention incentive.
2026 Proxy Statement 38

For our CEO, PSOs with a rigorous stock price hurdle were used (150% of the 30-day trailing VWAP ending on the grant date). As a new CEO joining the Company at a critical time, the Board believed the structure, in addition to the grant of both his fiscal 2026 and fiscal 2027 annual equity awards upon hire, reflect the urgency of the need for performance at a strategic inflection point for the Company and were designed to motivate him to deliver change and stockholder value.
The fiscal 2026 long-term incentive opportunity for our NEOs were as follows:

NEO(1)	2026 Total Long Term Incentive Opportunity(2)
Sanoke Viswanathan (combined)(3)	$22,000,000
Sanoke Viswanathan (annualized)(3)	$11,000,000
Joshua Warren(4)	—
Christopher McLoughlin	$800,000
Goran Skoko(5)	$1,500,000
John Costigan(5)	$1,050,000
Helen Shan	$2,250,000

(1) Mr. Snow retired as CEO September 8, 2025 and as a result was not eligible to receive a long-term incentive opportunity for fiscal 2026.
(2) Total long-term incentive opportunity for fiscal 2026 consists of 50% stock options and 50% PSUs, with the exception of Mr. Viswanathan, who received 100% performance stock options.
(3) Mr. Viswanathan's fiscal 2026 long-term incentive opportunity is for both fiscal 2026 and fiscal 2027, accomplished as a single grant; under his employment agreement he is not eligible for another annual equity award until fiscal 2028. His fiscal 2026 long-term incentive opportunity amount excludes the value of replacement “make whole” awards of RSUs and PSUs that were granted to replace the estimated value of outstanding equity awards that Mr. Viswanathan forfeited when he joined FactSet. Such awards are not considered to be part of his annual target long-term incentive opportunity. These awards are discussed in more detail on page 42.
(4) Mr. Warren did not receive long-term incentive opportunities for fiscal 2026, as he joined the Company on April 13, 2026. Mr. Warren's fiscal 2026 long-term incentive opportunity amount excludes the value of sign-on awards of stock options and RSUs. Such awards are not considered to be part of his annual target long-term incentive opportunity. These awards are discussed in more detail on page 42.
(5) Mr. Skoko's and Mr. Costigan's 2026 long-term incentive opportunities exclude the value of one-time retention awards of RSUs that they each received in November 2025. Such awards are not considered to be part of their annual target long-term incentive opportunity and are discussed in more detail on page 42.

The Compensation Committee felt that an increase in long-term incentive awards was the most appropriate method to fill a continuing, substantial competitive total compensation gap between FactSet and the market and recognize the leadership transition, while providing a strong link between pay and performance. Mr. Skoko's long-term incentive opportunity was increased 15% for fiscal year 2026, and Mr. Costigan's long-term incentive opportunity was set at a level competitive with the market, in each case to drive retention and leadership continuity in the critical sales and data organizations. Ms. Shan's long-term incentive award was increased 25% and approved during fiscal 2025 as a forward-looking compensation adjustment in connection with (1) successfully leading the smooth transition of key strategic and financial initiatives following the exit of our prior CFO, and (2) ensuring leadership continuity during the transitional period of onboarding our new CEO.
Stock Option Awards
For fiscal 2026, the NEOs who received long-term incentive awards, other than Mr. Viswanathan, received 50% of their annual equity award in the form of stock options. For fiscal 2026, the Compensation Committee reduced the stock options vesting period from five years to four years to better align with market and increase the retention power of the awards, while retaining their long-term focus.
Accordingly, these grants vest 25% per year on the anniversary date of the grant over a four-year period. The grant date for all NEOs who received these stock options was November 3, 2025. Each stock option has an exercise price of $264.57 per share, the closing price of FactSet's common stock on the date of grant, and a ten-year term. The dollar value of each stock option award was converted on the grant date to a fixed number of stock options for each NEO using a stock option pricing formula.
2026 Proxy Statement 39

The Compensation Committee believes stock options promote executive share ownership and align executive interests with long-term stockholder interest, as the ultimate value of the stock options are dependent on Company performance via stock price. The stock options will have no value if the Company's stock price does not increase from that on the grant date, and with a four-year vesting period and value dependent on increase over grant date stock price, executives' interests are aligned with driving stockholder value over the long-term.
Performance Stock Option Award
On September 22, 2025, pursuant to his employment agreement, Mr. Viswanathan received his $11 million annual equity awards for fiscal 2026 and fiscal 2027 as a one-time award of performance-vesting stock options with a grant date target value of $22 million. These PSOs will vest, subject to Mr. Viswanathan's continued service, if, during the performance period ending on the fifth anniversary of the grant date, the Company's common stock achieves a 30-day trailing volume-weighted average price ("VWAP") equal to or greater than 150% of the 30-day trailing VWAP ending on the grant date. The PSOs will not be exercisable prior to the third anniversary of the grant date.
Pursuant to his employment agreement, Mr. Viswanathan is not eligible to receive any other annual equity award until fiscal 2028. Beginning with fiscal 2028, Mr. Viswanathan will be entitled to receive an annual equity award with a target grant date value of $11 million, with the form of award to be determined by the Board.
With a rigorous performance stock price target, a five-year performance period, and inability to exercise within the first three years, the PSOs were designed to drive long-term value creation by aligning the interests of Mr. Viswanathan with the interests of our stockholders and linking his compensation to exceptional long-term stockholder value creation. The PSOs are earned only if stockholders first experience substantial sustained stock price appreciation; the VWAP hurdle is $519.36, almost double the Company's stock price as of October 1, 2026. The PSOs have no downside protection and no partial payout; if the hurdle is not met during the performance period, the PSOs will not vest. In addition to vesting being tied to stock price appreciation, the value of the PSOs is also dependent on stock price.
(1) The PSOs were granted on September 22, 2025. Grant date value represents the aggregate grant date fair value of the PSOs, computed in accordance with ASC Topic 718.
(2) Realizable value shown as of the date of this filing.
(3) VWAP hurdle is 150% of the 30-day trailing VWAP ending on the grant date.
2026 Performance Share Unit Awards
For fiscal 2026, the NEOs who received PSUs as part of their annual equity award received 50% of their annual equity award in the form of PSU awards, granted on November 3, 2025. Mr. Viswanathan was granted PSUs on October 1, 2025 as part of his Make-
2026 Proxy Statement 40

Whole Award, discussed below at page 42. The structure and targets of the PSUs he received are the same as those received by the other NEOs who received PSU awards in fiscal 2026 and as discussed in this section.
Each PSU represents the right to receive one share of FactSet common stock, subject to adjustment based on the Company's performance during a three-year period from September 1, 2025 through August 31, 2028 measured against certain specified performance goals. The dollar value of each PSU award was converted on the grant date to a fixed number of PSUs for each NEO using an equity pricing formula. These PSUs granted in fiscal 2026 will vest, subject to continued service, on November 3, 2028.
The PSUs are designed to align the interests of our senior leaders with those of our stockholders through vesting based on achievement of established performance criteria, a three-year performance period intended to promote a focus on driving increased performance over a multi-year period, and ultimate value of the PSUs being tied to stockholder value creation via stock price. For fiscal 2026, the Compensation Committee selected Organic ASV Growth and Adjusted Operating Margin as the performance metrics for the PSUs, as FactSet is focusing on balancing investment to optimize Organic ASV Growth efficiently to support stockholder value creation and the Compensation Committee believes Organic ASV and Adjusted Operating Margin are key drivers of stockholder value.

Organic ASV Growth (3 Year CAGR)	Compounded average of the organic ASV annual growth rate, as reported consistent with the Company’s public financial disclosures, for each fiscal year during the performance period. Each organic ASV annual growth rate used in the calculation shall exclude (x) acquisitions and dispositions only within the last 12 months and (y) the effects of foreign currency movements.
Adjusted Operating Margin (3 Year Simple Average)	Simple average of the adjusted operating margin, as reported consistent with the Company’s public financial disclosures, for each fiscal year during the performance period.
For fiscal 2026, the Compensation Committee approved an award determination matrix, which is intended to be appropriately rigorous and place this component of pay at-risk to multi-year performance and value creation. The number of shares of FactSet common stock that a PSU recipient ultimately receives will be equal to the target number of PSUs granted, multiplied by a percentage determined in accordance with the 2026 PSU award determination matrix.
There will be bilinear interpolation between adjacent points on the matrix. No PSUs will vest if performance is below the threshold level for both metrics or if one metric is at the threshold level and the other is below the threshold level. Performance above the maximum level will not result in vesting of additional PSUs, and the maximum shares that may be earned is capped at 200% of the target award. The target levels of performance, which result in vesting of 100% of the PSUs, reflects growth and margin goals over a three-year period ending in fiscal 2028. The stretch levels of performance, which result in vesting of 200% of the PSUs, is higher than the target level of performance and reflects increased levels of Organic ASV Growth and as well as expanded Adjusted Operating Margin, and the maximum levels of performance reflect increased Organic ASV Growth and Adjusted Operating Margin above the stretch levels of performance.
2024 Performance Share Unit Awards
Below are details on actual performance and payout for the 2024 PSUs, which are scheduled to vest on November 1, 2026.
On November 1, 2023, Mr. Skoko, Mr. Costigan, Mr. Snow, and Ms. Shan were among the FactSet employees granted PSU awards (the “FY24 PSUs”). Each FY24 PSU represents the right to receive one share of FactSet common stock, subject to adjustment based on our performance during the three-year period from September 1, 2023, through August 31, 2026 (the "2024-2026 Performance Period") measured against certain specified performance goals.
The performance goals for the FY24 PSUs were based 50% on each of the following during the 2024-2026 Performance Period, measures which are publicly reported in our financial results:

Adjusted Cumulative Operating Earnings
Calculated by adding back intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items to GAAP cumulative operating earnings

Adjusted Cumulative Revenues	Calculated as GAAP revenues less the impact of the fair value of deferred revenues acquired in a business combination
The FY24 PSUs were structured with a threshold, target, and max levels of performance. In addition, the FY24 PSUs had an additional level of maximum, if certain conditions were met. Contingent on adjusted cumulative revenues during the Performance
2026 Proxy Statement 41

Period exceeding 104% of the target level of performance and adjusted cumulative operating earnings during the Performance Period equaling or exceeding the target level of performance, the PSUs would vest at the maximum plus level of performance. There is linear interpolation between the threshold, target, and maximum levels, and no linear interpolation between the maximum and maximum plus levels. No PSUs would vest if performance is below the threshold level, and performance above the maximum plus level would not result in vesting of additional PSUs. Below shows the percentage of target PSUs that would vest based on level of performance:

Performance Share Unit Vesting Schedule
Threshold Level of Performance	Target Level of Performance	Max Level of Performance	Max Plus Level of Performance
50%	100%	150%	200%
Following conclusion of the 2024-2026 Performance Period, the Compensation Committee evaluated FactSet’s performance against the performance goals for the FY24 PSUs as shown below, determining that the FY24 PSUs would vest at 26.3% of target.
These performance goals were established at the time of the grant of the FY24 PSUs. The Compensation Committee subsequently revised the original goals for the FY24 PSUs to reflect the acquisitions of Irwin in November 2024 and LiquidityBook in February 2025 and the disposition of RMS Partners in August 2025. The revised goals were consistent with underlying performance expectations used by the Committee to set the original PSU goals, excluding the anticipated impact of the acquisitions and disposition.
The 2024 PSU structure and metrics were intended to be appropriately rigorous and place this component of pay at-risk to multi-year performance and value creation, and we believe this award outcome demonstrates this risk. The Compensation Committee did not adjust the FY24 PSU awards in light of the low performance and payout, nor did the Compensation Committee approve additional awards to compensate the NEOs for such result.

Measure	Weighting	Threshold Performance	Target Performance	Max Performance	Actual Performance	Payout as a Percent of Target
Adjusted Cumulative Revenues	50%	$7,018 million	$7,233 million	$7,449 million	$7,001 million	0%
Adjusted Cumulative Operating Earnings	50%	$2,523 million	$2,658 million	$2,789 million	$2,531 million	52.6%
Total Payout as Percentage of Target						26.3%

Following certification of FactSet’s performance against the performance goals for the FY24 PSUs during the 2024-2026 Performance Period, the NEOs listed below received the following PSUs, all of which are scheduled to vest and convert to shares on November 1, 2026.

NEO	Number of Shares of Common Stock To Be Received for PSUs Vesting November 1, 2026
Goran Skoko	357
John Costigan	248
F. Philip Snow	1859
Helen Shan(1)	543
(1) Ms. Shan remains eligible to receive shares of common stock from the FY24 PSUs pursuant to her separation agreement.

Make-Whole, New Hire, and Retention Awards
The Compensation Committee believes the granting of one-time awards should only be done in extraordinary circumstances. The significant change in the industry and at the Company in fiscal 2026 merited such actions. The Board and Committee are focused on ensuring the right leadership is in place to execute the Company's strategic priorities. Accordingly, where appropriate, the Committee used targeted compensation actions, including buy-out awards and retention awards, to attract and retain exceptional
2026 Proxy Statement 42

leadership and support a successful leadership transition during an important period for the Company. As discussed below, the one-time awards were designed to address unique circumstances associated with the Company's leadership transition and were structured to remain consistent with FactSet's longstanding pay-for-performance philosophy.
Make-Whole Awards for Mr. Viswanathan
Pursuant to Mr. Viswanathan's employment agreement, he received one-time make-whole awards for certain compensation he forfeited from JPMorgan when he resigned to join FactSet. The Board believed such buyouts were necessary to attract and retain a transformative leader like Mr. Viswanathan. The Board reviewed and considered relevant market benchmarks and buyout practices before determining that the following replacement awards were appropriate given that the amount and structure of these awards generally mirror the compensation Mr. Viswanathan forfeited when he provided notice of his decision to join FactSet:

Mr. Viswanathan's Make-Whole Awards
Component	Structure	Rationale
$3 million	Cash
To make Mr. Viswanathan whole for the 2025 cash incentive compensation for the period from January 1, 2025 through his FactSet start date, September 8, 2025, that he forfeited on resignation from JPMorgan. No repayment provision given the short timing of when he would have received the cash from JPMorgan.

$10 million	Cash; subject to repayment if he terminated employment with the Company without good reason or was terminated for cause before September 9, 2026	To replace the value of JPMorgan RSUs and PSUs scheduled to vest, be earned, and be paid in February 2026. The value reflected both the expected maximum payout (150% of target) on the JPMorgan PSU award (since confirmed in JPMorgan's proxy statement) and share price appreciation.

These awards had less than one year remaining in their vesting period. Rather than grant replacement equity with such a short vesting period, the Committee elected to provide cash subject to a clawback of the gross amount if he did not complete one year of service. The immediate liquidity served as an attraction tool, while the one-year clawback provided the Committee with desired additional retention protection.
$10 million
$10 million in PSUs with a three-year performance period; the structure and metrics for the PSUs were the same as those awarded to NEOs as part of the Company's annual executive compensation program, as discussed on pages 40-41. The number of PSUs was determined based on the 30-day VWAP prior to May 27, 2025.
The PSUs were granted to replace the estimated value of outstanding equity awards that Mr. Viswanathan forfeited when he left JPMorgan to join FactSet. The amount and structure of the award was designed to generally mirror the equity he forfeited when he left JPMorgan. Delivering this component in PSUs preserves alignment with stockholders as the payout depends on achieving multi-year performance goals.
$26 million	$26 million in RSUs that vest 25% each year over four years. The number of RSUs was determined based on the 30-day VWAP prior to May 27, 2025.	The RSUs were granted to replace the estimated value of outstanding equity awards that Mr. Viswanathan forfeited when he left JPMorgan to join FactSet. The amount and structure of the award was designed to generally mirror the equity he forfeited, and delivering this component in RSUs, rather than cash, preserves alignment with stockholders since the ultimate value realized depends on FactSet's stock price.
Most of Mr. Viswanathan's make-whole awards are equity, aligned with stockholder interests consistent with our pay for performance philosophy. The RSU and PSU awards both promote ownership, enhance retention given the four-year vesting period and three-year performance period respectively, and align with stockholders through ultimate value dependent on the Company's stock price. In addition, as discussed above on pages 40-41, the PSUs promote stockholder alignment through vesting based on achievement of established performance criteria.
New Hire Awards for Mr. Warren
During fiscal 2026, in connection with his appointment as Chief Financial Officer and pursuant to his employment agreement, Mr. Warren received one-time sign-on awards, as reflected below:
2026 Proxy Statement 43

Mr. Warren's New Hire Awards
Component	Structure
$250,000	Cash; subject to repayment if he resigns or his employment is terminated by the Company for Cause (as defined in the Executive Severance Plan) prior to April 14, 2027.
$500,000	RSUs, granted on May 1, 2026 and vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. The number of RSUs was determined based on the 30-day VWAP of FactSet common stock ending on the grant date.
$750,000	Stock options, granted on May 1, 2026 and vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. The number of stock options was determined based on the 30-day VWAP of FactSet common stock ending on the grant date (and using an option pricing formula). The strike price is $227.58, the closing price of FactSet common stock on the grant date.
The awards were made to attract and retain exceptional leadership, while aligning with stockholder interests. These awards also recognized that while Mr. Warren did not receive a long-term incentive award for fiscal 2026 given the timing of his start date, he nevertheless served as CFO for almost 40% of the fiscal year. Over 80% of the target value of Mr. Warren's new hire awards are at-risk in the form of equity, and such awards do not vest at all until the third anniversary of the grant date. This structure promotes retention.
Pursuant to Mr. Warren's employment agreement, for fiscal 2027, Mr. Warren's long-term incentive opportunity will have a target grant date value of $2,250,000. This target reflects a market-competitive long-term incentive opportunity for the CFO role, consistent with the annual target previously in place for this position, and reflects Mr. Warren's transition from receiving one-time new-hire awards to participating in FactSet's regular annual long-term incentive program beginning in fiscal 2027.
Special Retention Awards for Mr. Skoko and Mr. Costigan
On October 9, 2025, the Compensation Committee approved special retention grants of time-based RSUs to our Chief Revenue Officer, Goran Skoko and our Co-Head of Product, John Costigan, who was Chief Data Officer at that time. These grants were provided to Mr. Skoko and Mr. Costigan to assist with retention and leadership continuity through fiscal 2026 and fiscal 2027, a critical time for the Company as well as a time of significant organizational change.
The retention awards each had a grant date target value of $1 million with the RSUs vesting pro-rata on each anniversary of the grant date over three years. For Mr. Skoko, who is retirement eligible under the Company's Equity Award Agreement, the award was exempted from the retirement provision to increase its retention power.
The Compensation Committee believes the granting of retention awards should only be done in extraordinary circumstances and that ensuring the continuity and quality of the Company’s sales and data functions is in the best interests of our stockholders.
Employee Benefits and Perquisites
Perquisites have generally constituted a very small portion of each NEO’s total compensation, primarily representing the dollar value of matching contributions to the FactSet 401(k) Plan, or the U.K. equivalent, made by FactSet on behalf of each NEO.
Tax Benefits for Expatriate Assignments
One of our NEOs, namely Mr. Skoko, receives tax benefits in connection with a previous expatriate assignment. Such benefits include tax services and tax equalization payments and reimbursements, relating to equity granted during his time on assignment. The tax equalization benefits were designed to mitigate the impact of an expatriate assignment by covering tax expense in excess of what the employee would have incurred had the employee remained in their home country.
Stock Ownership Guidelines
Our Stock Ownership Guidelines require our non-employee directors ("Covered Directors") and certain of our senior executives ("Covered Officers") to maintain a material personal financial stake in FactSet to promote a long-term perspective in managing the enterprise and to align stockholder, executive and director interests. The Stock Ownership Guidelines require the Covered Directors and Covered Officers to maintain the following minimum equity stakes in FactSet commencing five years from the later of
2026 Proxy Statement 44

the date of the Stock Ownership Guidelines and the date such individual becomes covered under the Stock Ownership Guidelines (the "Target Date").

Covered Officers and Covered Directors
Role	Minimum Ownership Target
Chief Executive Officer	6x annual base pay
Chief Financial Officer	3x annual base pay
Other direct reports of the CEO	2x annual base pay
Covered Directors	$400,000
We calculate compliance with the Minimum Ownership Target annually for each Covered Officer and Covered Director. All of the NEOs who are currently subject to the guidelines were in compliance or on pace to be in compliance with the guidelines as of February 1, 2026. If a Covered Officer or a Covered Director has not met the applicable Minimum Ownership Target by the Target Date, such Covered Officer or Covered Director thereafter must retain at least 50% of all net shares (post-tax) from the exercise, vesting, or payment of any equity awards until such Minimum Ownership Target is achieved. Exceptions to the Stock Ownership Guidelines may be made at the discretion of the Board in certain limited circumstances.
The following forms of equity interests in FactSet count towards stock ownership pursuant to the Stock Ownership Guidelines: (a) shares held outright or beneficially owned by the Covered Officer or Covered Director; (b) shares held by the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (c) shares held in trust for the economic benefit of the Covered Officer or Covered Director, or the spouse or dependent children, if living in the same household, of the Covered Officer or Covered Director; (d) shares held in the employee stock purchase plan by the Covered Officer; (e) vested shares held in a 401(k), IRA, or other retirement plan by the Covered Officer or Covered Director; and (f) 75% of vested unexercised stock options that are in the money and are held by the Covered Officer or Covered Director.
We include 75% of vested unexercised stock options that are in the money and are held by Covered Officers and Covered Directors for purposes of calculating stock ownership pursuant to our Stock Ownership Guidelines because stock options are an important part of our compensation structure and align incentives with our long-term success.
Severance Benefits
Executive Severance Plan
The Compensation Committee believes that maintaining separation benefits is part of our overall compensation program and in line with its objective to attract, retain and motivate high-caliber management talent. Our severance arrangements with all of our NEOs, other than Mr. Viswanathan, are governed by the FactSet Research Systems Inc. Executive Severance Plan (the “Executive Severance Plan”) and the FactSet Research Systems Inc. Equity Award Agreement (the "Equity Award Agreement"). The Compensation Committee approved adoption of the Executive Severance Plan to establish a standard approach for dealing with executives upon separation from FactSet, with the goal of ensuring equitable treatment of executives in similar situations and eliminating individual negotiations. The Executive Severance Plan further serves to enhance attraction and retention of executives, providing financial protection to executives and aligning their interests with those of stockholders by enabling executives to focus on long-term value creation rather than job stability during transformational periods such as a potential change of control situation.
2026 Proxy Statement 45

Through the Executive Severance Plan, we may also, to the extent permissible by law, bind departing executives with restrictive covenants such as non-competition, non-solicitation and confidentiality that will benefit FactSet.
For a description of the terms of the Executive Severance Plan and treatment of options, RSUs and PSUs in the event of termination of employment, please see “Potential Payments upon Termination or Change of Control” below.
CEO Employment Agreement
Mr. Viswanathan's Employment Agreement provides him with certain protections on a Qualifying Termination (including a Qualifying Termination occurring within two years after a change of control), subject to his execution of a release of claims in certain circumstances and his compliance with post-termination restrictive covenants, which are equivalent to the benefits provided to other executive officers of the Company under the Company's Executive Severance Plan and the Equity Award Agreement, with certain enhancements.
For a description of the severance terms of Mr. Viswanathan's Employment Agreement, please see “Potential Payments upon Termination or Change of Control” below.
Securities and Insider Trading Policy and Prohibition on Hedging and Pledging
Our Securities and Insider Trading Policy applies to the Company and all of our directors, officers, employees, and any other person who has material nonpublic information regarding the Company through their service to or other business dealings with FactSet. The policy prohibits buying or selling FactSet securities while in possession of material nonpublic information about us and from disclosing such information to others, and it prohibits trading on material nonpublic information learned through work with FactSet regarding any other company. The policy also expressly prohibits the following activities with respect to our securities: short sales; transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company securities; use of FactSet stock in any securities lending program; and trading in derivatives of any FactSet security, such as exchange-traded put or call options and forward transactions.
Our Securities and Insider Trading Policy prohibits Restricted Persons, as defined in such Policy, which includes our Board members, our executive officers, and our executive leadership team, from trading in or gifting FactSet stock during quarterly blackout periods. In addition, the policy prohibits all members of our Board and all our executive officers of the Company from trading in FactSet securities during the four business days before and four business days after announcement by the Company of a share repurchase plan or program or announcement of an increase of an existing share repurchase plan or program. All members of our Board and all of our executive officers are prohibited from holding FactSet securities in a margin account or pledging FactSet securities as collateral for a loan. Our Securities and Insider Trading Policy is attached as an exhibit to the 2026 Annual Report on Form 10-K.
Stock Option Grant Policy

The FactSet Research Systems Inc. Stock Option Grant Policy (the "Option Grant Policy") was adopted effective June 16, 2023. The Option Grant Policy applies to any grant of stock options made by FactSet to our employees, executives, or directors. Under the Option Grant Policy, FactSet shall not time the disclosure of material nonpublic information ("MNPI") for the purpose of affecting the value of any employee, executive, or director compensation and shall not take MNPI into account when determining the terms of stock option grants. Pursuant to the Option Grant Policy, FactSet shall not grant stock options during the period starting four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K that discloses MNPI and concluding one business day after the filing or furnishing of such report. If a regularly scheduled or intended stock option grant date falls within such a period, FactSet shall move the grant date to the first business day after the conclusion of such period.
Incentive Compensation Recoupment Policy
The FactSet Research Systems Inc. Incentive Compensation Recoupment Policy (the "Clawback Policy") was updated and revised effective October 2, 2023. The Clawback Policy applies to all our officers under Section 16 of the Exchange Act, as well as any other officers of FactSet who participate in our Executive Severance Plan, including all of our NEOs, (each a "covered officer"), and provides that:
•If FactSet’s financial statements must be restated for any reason, then the Board must take action to recoup any Incentive Compensation (i.e., any cash compensation or an award of equity compensation from FactSet that is based in whole or in part on the achievement of financial performance) erroneously received by a covered officer.
2026 Proxy Statement 46

•If the Board concludes that a covered officer committed Misconduct (as defined in the Clawback Policy, and which includes a material violation of any non-competition or non-solicitation obligation owed to the Company) resulting in material financial or reputational harm to FactSet, regardless of the occurrence of a restatement, the Board may seek recovery of all or a portion of the Incentive Compensation and the Time-Based Equity Compensation (as defined in the Clawback Policy, and which includes without limitations RSUs and stock options that are not based in whole or in part on the achievement of financial performance metrics) awarded to such officer for the performance period in which the Misconduct occurred.
Tax Considerations
In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. Our tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Section 162(m) of the Internal Revenue Code is capped at $1 million per NEO. The Compensation Committee has in the past reserved the right to provide compensation that does not qualify for deduction under Section 162(m). We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.
Compensation Risk Assessment
The Compensation Committee annually assesses, with the assistance of management, our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on FactSet. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on FactSet. In reaching this determination, we took into account the design elements of our compensation policies and practices, including a mixture of cash and equity-based compensation, multi-year vesting of equity awards, our Clawback Policy, the use of multiple financial performance measures and internal controls over financial reporting, reasonable performance goals, and the oversight by the Compensation Committee. Based on this analysis, the Compensation Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee reviewed and discussed with management the “Compensation Discussion and Analysis” above and, based on such review and discussion, recommended to the Board that it be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie Siegel, Chair
Barak Eilam
Malcolm Frank

2026 Proxy Statement 47

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2026, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Sanoke Viswanathan(5)(6) Chief Executive Officer	2026	$980,769	$13,000,000	$22,708,861	$22,000,063	$3,235,290	$121,692	$62,046,674

Joshua Warren(9) Executive Vice President, Chief Financial Officer	2026	$192,308	$250,000	$479,665	$676,450	$331,087	$3,631	$1,933,141

Christopher McLoughlin(8) Executive Vice President, Chief Legal Officer and Corporate Secretary	2026	$475,154	$—	$400,154	$400,055	$754,770	$28,509	$2,058,642
	2025	$354,466	$350,000	$1,844,268	$343,782	$366,034	$14,000	$3,272,550

Goran Skoko(7)(8) Executive Vice President, Chief Revenue Officer	2026	$589,337	$—	$1,750,296	$750,010	$1,110,848	$84,738	$4,285,229
	2025	$586,960	$—	$650,224	$650,060	$800,072	$48,274	$2,735,591
	2024	$543,132	$—	$575,374	$575,086	$530,757	$177,903	$2,402,252

John Costigan(7) Executive Vice President, Co-Head of Product	2026	$494,077	$—	$1,525,257	$525,044	$783,823	$15,169	$3,343,370

F. Philip Snow(5) Former Chief Executive Officer	2026	$262,308	$—	$—	$—	$—	$74,856	$337,164
	2025	$775,000	$—	$3,750,162	$3,750,093	$1,171,376	$14,300	$9,460,930
	2024	$773,077	$—	$3,000,011	$3,000,075	$798,146	$13,163	$7,584,472

Helen Shan Former Executive Vice President, Chief Financial Officer	2026	$510,896	$—	$1,125,197	$1,125,052	$1,009,008	$12,372	$3,782,525
	2025	$570,961	$—	$2,403,341	$900,022	$633,851	$14,000	$4,522,176
	2024	$523,077	$—	$875,162	$875,027	$419,943	$13,800	$2,707,009

1.The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of PSU and RSU awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. The assumptions made for the valuation of PSU and RSU awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s 2026 Annual Report on Form 10-K. The grant date fair value of PSU and RSU awards is measured by reducing the grant date price of FactSet's common stock by the present value of the dividends expected to be paid on the underlying stock during the requisite vesting period, discounted at the appropriate risk-free interest rate. The NEOs are not entitled to any dividends or dividend equivalents with respect to PSUs and RSUs. The PSUs and RSUs entitle the holders to shares of common stock upon vesting (and in the case of PSUs, subject to the achievement of certain performance metrics). The grant date fair value of PSU awards is determined based on the target level of performance. The value of PSU awards to each of our NEOs in fiscal year 2026 assuming maximum performance is as follows: $12,253,646 for Mr. Viswanathan, $800,307 for Mr. McLoughlin, $1,500,262 for Mr. Skoko, $1,050,184 for Mr. Costigan, and $2,250,394 for Ms. Shan.
2.The amounts set forth in the Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options granted to each of our NEOs during the applicable fiscal year. For stock options other than performance stock options, the Company utilizes a lattice-binomial model to estimate the fair value of stock options on the date of grant (or, in the case of a modified option, the date of modification). For Mr. Viswanathan, who received performance stock options, grant date fair value was estimated using a Monte Carlo simulation. The assumptions made for the valuation of stock option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s 2026 Annual Report on Form 10-K.
3.The amounts set forth in the Non-equity Incentive Plan Compensation column represent the annual cash incentives earned by our NEOs based on individual and Company performance. Pursuant to her separation agreement, Ms. Shan remains eligible for an annual incentive for fiscal 2026 after her transition from CFO on April 13, 2026, subject to the terms of the agreement. The amounts included for fiscal year 2026 for Mr. Skoko and Mr. McLoughlin were converted to U.S. dollars using the spot rate on September 1, 2026 of GBP 1 to $1.3262 USD for purposes of this disclosure. The amounts included for fiscal year 2025 for Mr. Skoko and Mr. McLoughlin were converted to U.S. dollars using
2026 Proxy Statement 48

the spot rate on September 1, 2025 of GBP 1 to 1.350348 USD, and the amount included for fiscal 2024 for Mr. Skoko was converted to U.S. dollars using an exchange rate of 1 GBP=1.3127 USD.
4.The amounts set forth in the All Other Compensation column include employer payments to the applicable individual NEOs for matching contributions to FactSet's defined contribution plans and other benefits. The following table summarizes the amounts shown in the All Other Compensation column for fiscal 2026.

	All Other Compensation in Fiscal 2026
Name	Company Contributions to Defined Contribution Plans(4a)	Tax Equalization and Tax Preparation(4b)	Attorney Fees(4c)	Vacation(4d)	Total All Other Compensation
Sanoke Viswanathan	$21,692	$—	$100,000	$—	$121,692
Joshua Warren	$3,631	$—	$—	$—	$3,631
Christopher McLoughlin	$28,509	$—	$—	$—	$28,509
Goran Skoko	$53,040	$31,698	$—	$—	$84,738
John Costigan	$15,169		$—	$—	$15,169
F. Philip Snow	$337	$—	$—	$74,519	$74,856
Helen Shan	$12,372	$—	$—	$—	$12,372

a) Amounts shown reflect Company matching contributions to an individual NEO's employee defined contribution account. Mr. Skoko and Mr. McLoughlin, who are U.K. employees, received Company matching contributions to their U.K. defined contribution account in British Pounds. Such amounts have been converted to U.S. dollars using an exchange rate of 1 GBP = 1.3262 USD.
b) Reflects tax equalization payments and reimbursements provided to Mr. Skoko in connection with his previous expatriate assignment. The tax equalization benefits are designed to mitigate the impact of an expatriate assignment by covering tax expense in excess of what the employee would have incurred had the employee remained in their home country. Amounts in GBP have been converted to U.S. dollars using an exchange rate of 1 GBP to $1.3262. Amounts shown include expenses for tax preparation and planning provided to Mr. Skoko in connection with his expatriate assignment.
c) Reflects a one-time reimbursement for attorney fees relating to the negotiation and execution of Mr. Viswanathan's employment agreement, per his employment agreement.
d) Reflects payout of accrued, unused vacation days per Company policy.
5.Mr. Viswanathan and Mr. Snow received no additional compensation for serving on the Company’s Board of Directors during any of the years presented.
6.For Mr. Viswanathan, who joined FactSet on September 8, 2025, the Bonus and Stock Awards columns reflect one-time make-whole awards for compensation he forfeited from JPMorgan when he resigned to join FactSet, including cash, RSUs, and PSUs, described at page 42. The Option Awards column reflects that Mr. Viswanathan received annual equity awards with a target value of $11 million, for FY26 and FY27, awarded as a one-time grant of $22 million of performance stock options; under the terms of his employment agreement, Mr. Viswanathan is not eligible for any additional annual equity award until FY28.
7.For Mr. Skoko and Mr. Costigan, the Stock Awards column for 2026 includes a one-time retention award that each received on November 3, 2025 of 3915 RSUs.
8.Mr. Skoko's and Mr. McLoughlin's fiscal 2026 salaries were paid in British Pounds during fiscal 2026. Such amounts have been converted to U.S. dollars using an exchange rate of 1 GBP = 1.3262 USD. Mr. Skoko's and Mr. McLoughlin's fiscal 2025 salaries have been converted to U.S. dollars using an exchange rate of 1 GBP = 1.350348 USD. Mr. Skoko's fiscal 2024 cash compensation was paid in British Pounds and converted 1 GBP = 1.2672 USD for all figures except for non-equity incentive plan compensation for which we used an exchange rate of 1 GBP = 1.3127 USD.
9.For Mr. Warren, who joined FactSet on April 13, 2026, the Bonus column reflects a one-time sign-on bonus of $250,000; the Stock Awards column reflects a one-time sign-on grant of 2,272 RSUs (with a target grant date value of $500,000); and the Option Awards column reflects a one-time sign-on grant of 8,567 options (with a target grant date value of $750,000).

Grants of Plan-Based Awards
The following table provides information on all plan-based awards granted during fiscal 2026 to each NEO. Actual amounts payable under these awards may differ from the grant date fair value as listed in this table. Mr. Snow is not included in the table below as he was not eligible for and did not receive any equity awards during fiscal 2026.
2026 Proxy Statement 49

Grants of Plan Based Awards Table
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock Units (#)	Number of Securities Underlying Options (#)
Viswanathan	Options(2)	9/15/25	9/22/25								297,902	$295.63	$22,000,063
	PSUs(4)	9/29/25	10/1/25				11,218	22,436	44,872				$6,126,823
	RSUs(5)	9/15/25	9/22/25							58,332			$16,582,038
	AIP(6)			$—	$2,000,000	$4,000,000

Warren	Options(3)	4/30/26	5/1/26								8,567	$227.58	$676,450
	RSUs(5)	4/30/26	5/1/26							2,272			$479,665
	AIP(6)			$—	$211,200	$422,400

McLoughlin	Options(3)	10/16/25	11/3/25								5,310	$264.57	$400,055
	PSUs(4)	10/16/25	11/3/25				798	1,595	3,190				$400,154
	AIP(6)			$—	$485,000	$970,000

Skoko	Options(3)	10/16/25	11/3/25								9,955	$264.57	$750,010
	PSUs(4)	10/16/25	11/3/25				1,495	2,990	5,980				$750,131
	RSUs(5)	10/9/25	11/3/25							3,915			$1,000,165
	AIP(6)			$—	$721,200	$1,442,400

Costigan	Options(3)	10/16/25	11/3/25								6,969	$264.57	$525,044
	PSUs(4)	10/16/25	11/3/25				1,047	2,093	4,186				$525,092
	RSUs(5)	10/9/25	11/3/25							3,915			$1,000,165
	AIP(6)			$—	$500,000	$1,000,000

Shan	Options(3)	10/16/25	11/3/25								14,933	$264.57	$1,125,052
	PSUs(4)	10/16/25	11/3/25				2,243	4,485	8,970				$1,125,197
	AIP(6)			$—	$643,500	$1,287,000

(1)The amounts set forth in the Grant Date Fair Value of Stock and Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options, PSUs, and RSUs granted to each of our NEOs during the fiscal year ending August 31, 2026. For further details, see footnotes 1 and 2 to the Summary Compensation Table above.
(2)Options granted to Mr. Viswanathan on September 22, 2025 vest if during the performance period ending on the fifth anniversary of the grant date the Company's common stock achieves a 30-day trailing volume-weighted average price ("VWAP") equal to or greater than 150% of the 30-day trailing VWAP ending on the grant date. The options will not be exercisable prior to the third anniversary of the grant date. The options have an exercise price equal to 100% of the closing price of the Company's common stock on the NYSE on September 22, 2025.
(3)Options granted on November 3, 2025 vest 25% on each anniversary of the grant date over a four-year period, subject to the recipient's continued employment or service through each vesting date, and an exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on November 3, 2025. The options granted to Mr. Warren on May 1, 2026 vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date and have an exercise price equal to 100% of the closing price of the Company's common stock on the NYSE on May 1, 2026.
(4)Each PSU represents the right to receive one share of FactSet common stock, subject to vesting based on our performance during a three-year period from September 1, 2025 through August 31, 2028 (the "Performance Period") measured against pre-established performance goals that are based on Organic ASV Growth and Adjusted Operating Margin and an award determination matrix. Generally PSUs earned will vest on November 3, 2028.
(5)The RSUs granted to Mr. Viswanathan on September 22, 2025 vest 25% on each anniversary of the grant date over a four-year period. The RSUs granted to Mr. Skoko and Mr. Costigan vest 1/3 per year on each anniversary of the grant date over a three-year period, subject to their continued employment or service through each applicable vesting date. The RSUs granted to Mr. Warren vest 50% on the third anniversary of
2026 Proxy Statement 50

the grant date and 50% on the fourth anniversary of the grant date, subject to his continued employment or service through each applicable vesting date.
(6)These amounts represent the target and maximum amounts payable under our fiscal 2026 annual cash incentive program. The amounts for Mr. Skoko and Mr. McLoughlin were converted to U.S. dollars using the spot rate on September 1, 2025 of GBP 1 to $1.350348.

Outstanding Equity Awards at Fiscal Year-End

The table below shows each NEO’s outstanding equity grants as of August 31, 2026.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Viswanathan	9/22/25	—	297,902	(5)	$295.63	9/22/35	58,332	$18,289,999			(6)
	10/1/25								44,872	$14,069,616	(3)

Warren	5/1/26	—	8,567	(7)	$227.58	5/1/36	2,272	$712,386			(8)

McLoughlin	12/2/24	484	1,937	(1)	$489.47	12/2/34			1,446	$453,393	(3)
	12/2/24						1,554	$487,257			(9)
	11/3/25	—	5,310	(4)	$264.57	11/3/35			3,190	$1,000,225	(3)

Skoko	11/1/18	8,807	—	(1)	$221.88	11/1/28
	11/1/19	4,985	—	(1)	$255.87	11/1/29
	11/9/20	4,474	—	(1)	$316.71	11/9/30
	11/1/21	2,928	735	(1)	$434.82	11/1/31
	11/1/22	2,388	1,593	(1)	$426.25	11/1/32
	11/1/23	1,734	2,603	(1)	$436.57	11/1/33	357	$111,937			(2)
	11/1/24	976	3,908	(1)	$458.80	11/1/34			2,916	$914,312	(3)
	11/3/25	—	9,955	(4)	$264.57	11/3/35			5,980	$1,875,029	(3)
	11/3/25						3,915	$1,227,548			(10)

Costigan	11/1/19	876	—	(1)	$255.87	11/1/29
	11/9/20	1,878	—	(1)	$316.71	11/9/30
	11/1/21	1,072	271	(1)	$434.82	11/1/31
	11/1/22	1,431	958	(1)	$426.25	11/1/32
	11/1/23	1,206	1,811	(1)	$436.57	11/1/33	248	$77,760			(2)
	11/1/24	713	2,856	(1)	$458.80	11/1/34			2,132	$668,489	(3)
	11/3/25	—	6,969	(4)	$264.57	11/3/35			4,186	$1,312,520	(3)
	11/3/25						3,915	$1,227,548			(10)

Snow	11/1/21	17,576	4,397	(1)	$434.82	1/30/27
	11/1/22	11,940	7,962	(1)	$426.25	1/30/28
	11/1/23	9,050	13,575	(1)	$436.57	1/30/29	1,859	$582,889			(2)
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	11/1/24	5,635	22,540	(1)	$458.80	1/30/30			16,818	$5,273,284	(3)

Shan	9/28/18	13,195	—	(1)	$223.71	09/28/28
	11/1/19	9,969	—	(1)	$255.87	11/1/29
	11/9/20	8,629	—	(1)	$316.71	11/9/30
	5/3/21	7,060	—	(1)	$342.06	5/3/31
	11/1/21	5,860	1,465	(1)	$434.82	11/1/31
	11/1/22	3,939	2,629	(1)	$426.25	11/1/32
	11/1/23	2,638	3,961	(1)	$436.57	11/1/33	543	$170,258			(2)
	11/1/24	1,352	5,410	(1)	$458.80	11/1/34			4,038	$1,266,115	(3)
	5/1/25						2,379	$745,935			(11)
	11/3/25	—	14,933	(4)	$264.57	11/3/35			8,970	$2,812,544	(3)

(1)These options vest 20% on each anniversary date of the award over a five-year period, with the exception of the December 2, 2024 grant to Mr. McLoughlin, which vests 20% on the first anniversary date of the award and then 20% on each November 1 for the following four years.
(2)These PSUs were subject to vesting contingent on satisfaction of pre-established performance goals measured over a three-year period that ended on August 31, 2026. The number of shares shown with respect to these PSU awards reflects the actual number of PSUs earned based on performance. The market value of these PSU awards is calculated by multiplying the number of earned PSUs by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. Earned PSUs will vest on November 1, 2026, subject to the recipient’s continued employment or service through the vesting date.
(3)PSUs that are subject to vesting contingent on satisfaction of pre-established performance goals measured over a three-year period. The number of shares shown with respect to the PSU awards are at maximum-level performance. The market value of the PSU awards that have not vested is calculated by multiplying the number of PSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to PSUs.
(4)These options vest 25% on each anniversary date of the award over a four-year period.
(5)These options vest if during the performance period ending on the fifth anniversary of the grant date the Company's common stock achieves a 30-day trailing volume-weighted average price ("VWAP") equal to or greater than 150% of the 30-day trailing VWAP ending on the grant date. The options will not be exercisable prior to the third anniversary of the grant date.
(6)These RSUs vest 25% on each anniversary of the grant date over a four-year period. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
(7)These options vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(8)These RSUs vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to the recipient's continued employment or service through each applicable vesting date. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
(9)These RSUs vest in equal 50% on each of the first two anniversaries of the grant date, subject to the recipient's continued employment or service through each applicable vesting date. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
(10)These RSUs vest 1/3 on each anniversary of the grant date over a three-year period. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
(11)These RSUs vest 1/3 on the first anniversary of the date of grant and 2/3 on the second anniversary of the date of grant, subject to the recipient's continued employment or service through each applicable vesting date. The market value of the RSUs that have not vested is calculated by multiplying the number of RSUs that have not vested by the closing price of a share of FactSet common stock on August 31, 2026, which was $313.55. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our NEOs. NEOs are not entitled to any dividends or dividend equivalents with respect to RSUs.
2026 Proxy Statement 52

Option Exercises and Stock Vested
The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO during fiscal 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Sanoke Viswanathan	—	$—	—	$—
Joshua Warren	—	$—	—	$—
Christopher McLoughlin	—	$—	1,554	$432,447
Goran Skoko	—	$—	612	$163,282
John Costigan	—	$—	367	$97,916
F. Philip Snow	43,036	$2,031,639	3,058	$815,874
Helen Shan	—	$—	2,180	$535,697

(1)Based upon the market price of the purchased shares on the exercise date less the stock option exercise price paid for such shares.
(2)Based upon the market value of the shares on the vesting date.
Potential Payments upon Termination or Change in Control
Our NEOs may be eligible to receive certain payments and benefits in connection with their termination of employment or a change of control. Described below are events that would trigger the payments and benefits and estimates of such payments and benefits.
Executive Severance Plan
Our severance arrangements with most of our NEOs are governed by our Executive Severance Plan and Equity Award Agreement that we entered with each of the executives covered by the Executive Severance Plan, including all of the NEOs other than Mr. Viswanathan. The Executive Severance Plan and the Equity Award Agreements provide for the payments and benefits payable in connection with a participating executive’s separation from FactSet under various circumstances, subject to the executive’s ongoing compliance with applicable restrictive covenants, including non-competition, non-solicitation and confidentiality and execution of a general release of claims in favor of FactSet. Executives, including our NEOs, are not entitled to benefits under either the Executive Severance Plan or the Equity Award Agreement if they are terminated with cause, and all equity awards (whether vested or unvested) are forfeited immediately.
•Termination without Cause (outside of change of control): The Executive Severance Plan provides that in the event of termination without cause (as defined in the Executive Severance Plan) other than during the two-year period following a change of control (as defined in our equity award plans), a participant would be eligible to receive cash severance payments equal to (i) one times the sum of base salary and target bonus (1.5 times for the CEO), paid in substantially equal installments, (ii) a pro rata annual bonus under our annual incentive plan in respect of the year of termination based on actual performance (with individual performance goals deemed achieved at not less than target), paid in lump sum when annual bonuses are paid or if later following satisfaction of the release, (iii) reimbursement of the cost of continued coverage under our group health plan for 12 months (18 months for the CEO), and starting the first month following termination and (iv) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination. Under the Equity Award Agreement, option and RSU awards granted at least one year prior to termination would be eligible to vest in the next tranche and PSU awards granted at least one year prior to termination would be eligible to vest pro rata based on length of service before termination and actual achievement of goals for the full performance period. All awards granted less than one year before termination would be forfeited.
•Termination after Change of Control: The Executive Severance Plan provides that in the event of termination without cause or resignation for good reason (as defined in the Executive Severance Plan) within two years following a change of control, a participant would be eligible to receive cash severance payments equal to (i) 1.5 times the sum of base salary and target bonus (2 times for the CEO) and (ii) a pro rata target bonus in respect of the year of termination, (iii) reimbursement of the cost of continued coverage under our group health plan for 18 months (24 months for the CEO),
2026 Proxy Statement 53

and (iv) reasonable outplacement assistance up to $25,000 during the 12-month period following such termination. Under the Equity Award Agreement, option and RSU awards would be eligible to vest in full and PSU awards would be eligible to vest with respect to the portion equal to the greater of (a) the pro rata portion based on length of service before termination and deemed achievement of goals at target levels and (b) the portion of the award that vests based on actual performance through the change of control.
•Retirement: Under the Equity Award Agreement, retirement criteria requires an age of at least 60 years and at least 10 full years of service at FactSet. If such criteria are met, option awards granted at least one year prior to termination would be eligible to continue to vest, RSU awards granted at least one year prior to termination would be eligible to continue to vest in the next tranche only, and PSU awards granted at least one year prior to termination would be eligible to continue to vest subject to achievement of performance goals. All awards granted less than one year before termination would be forfeited.
◦Change of Control after Retirement: In the event of a change of control after retirement, options and RSUs that are outstanding following retirement and unvested as of the date of the change of control would vest in full, and PSUs that are outstanding following retirement and unvested as of the date of the change of control would vest based on deemed achievement of performance goals at the greater of target and actual performance through the change of control.
◦Death after Retirement: In the event of death following retirement, options and RSUs that are outstanding following retirement and unvested as of the date of death would vest in full and any PSUs that are outstanding as of retirement and unvested as of the date of death would remain outstanding and eligible to vest based on actual performance.
•Death or Disability: In the event an NEO's employment is terminated due to death or disability (as defined in the Executive Severance Plan), options and RSUs granted at least one year prior to termination would vest in full and PSUs granted at least one year prior to termination would vest assuming achievement of performance goals at target levels. All equity awards granted less than one year prior to termination would be forfeited.
On August 12, 2025, the Company entered into a Retirement Agreement with Mr. Snow in connection with his retirement as CEO on September 8, 2025 (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Snow remained employed as a senior advisor to the Board and Mr. Viswanathan assisting in the transition of the new CEO through December 31, 2025. During this time, Mr. Snow continued to receive his base salary and employee benefits. Mr. Snow met the retirement criteria under his Equity Award Agreement and therefore, his Retirement Agreement reflects the standard retirement treatment described above.
On April 10, 2026, the Company entered into a Separation Agreement with Ms. Shan in connection with her departure as CFO on April 13, 2026 (the "Separation Agreement"). Pursuant to the Separation Agreement, Ms. Shan remains employed as a finance advisor to the Company through November 30, 2026. During this time, Ms. Shan continues to receive a base salary and employee benefits. Pursuant to the Separation Agreement, Ms. Shan is eligible for the standard payments, benefits, and equity treatment described above.
Mr. Viswanathan's Employment Agreement
Mr. Viswanathan's Employment Agreement provides him with certain protections on a Qualifying Termination (including a Qualifying Termination occurring within two years after a change of control), subject to his execution of a release of claims in certain circumstances and his compliance with post-termination restrictive covenants, which are equivalent to the benefits provided to other executive officers of the Company under the Company's Executive Severance Plan and the Equity Award Agreement as described above, provided that vested stock options would be exercisable for one year and a Qualifying Termination includes a resignation for good reason prior to or more than two years after a change of control. In addition, upon a Qualifying Termination or termination of employment due to Mr. Viswanathan’s death or disability, the make-whole RSUs would fully vest and the make-whole PSUs would remain outstanding and subject to performance (or, upon a Qualifying Termination occurring within two years after a change of control, the make-whole PSUs would vest at the target level). In the case of Mr. Viswanathan's death or disability, he would be eligible to receive a pro rata annual bonus under our annual incentive plan in respect of the year of termination based on actual performance (with individual performance goals deemed achieved at not less than target).
2026 Proxy Statement 54

Potential Payments upon Termination of Employment, Change of Control or Retirement Table
The information in the table below summarizes estimates of eligible compensation under plans and contractual arrangements in effect as of August 31, 2026. The amounts assume that the NEOs left FactSet effective August 31, 2026.

Name	Potential Payment or Benefit	Termination With Cause	Termination Without Cause	Termination after Change of Control	Retirement	Death or Disability	Change of Control after Retirement	Death after Retirement
Sanoke Viswanathan(3)	Severance Payment(1)	$—	$6,500,000	$8,000,000	$—	$2,000,000	$—	$—
	Equity Treatment(2)	$—	$30,663,210	$30,663,210	$—	$30,663,210	$—	$—
	Health Benefits	$—	$61,022	$81,363	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Joshua Warren	Severance Payment(1)	$—	$1,600,000	$2,125,000	$—	$—	$—	$—
	Equity Treatment(2)	$—	$—	$1,448,891	$—	$—	$—	$—
	Health Benefits	$—	$31,856	$47,784	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Christopher McLoughlin	Severance Payment(1)	$—	$1,428,457	$1,904,609	$—	$—	$—	$—
	Equity Treatment(2)	$—	$638,388	$1,065,176	$—	$713,953	$—	$—
	Health Benefits(4)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

Goran Skoko(5)	Severance Payment(1)	$—	$2,007,727	$2,657,286	$—	$—	$—	$—
	Equity Treatment(2)	$—	$729,631	$2,757,280	$882,016	$882,016	$2,757,280	$882,016
	Health Benefits(4)	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

John Costigan	Severance Payment(1)	$—	$1,500,000	$2,000,000	$—	$—	$—	$—
	Equity Treatment(2)	$—	$518,194	$2,305,837	$—	$629,608	$—	$—
	Health Benefits	$—	$28,336	$42,505	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$25,000	$—	$—	$—	$—

F. Philip Snow(6)	Severance Payment(1)	$—	$—	$—	$—	$—	$—	$—
	Equity Treatment(2)	$—	$—	$—	$4,851,873	$—	$—	$—
	Health Benefits	$—	$—	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$—	$—	$—	$—	$—

Helen Shan(7)	Severance Payment(1)	$—	$1,872,000	$—	$—	$—	$—	$—
	Equity Treatment(2)	$—	$1,396,746	$—	$—	$—	$—	$—
	Health Benefits	$—	$13,000	$—	$—	$—	$—	$—
	Outplacement Services	$—	$25,000	$—	$—	$—	$—	$—

(1) Pro rata bonus portion reflects target annual incentive opportunity.
(2) Amounts based on price per share of FactSet common stock on August 31, 2026 of $313.55. Amounts for stock option awards are based upon the difference between $313.55 and the exercise price of such stock option.
(3) For Mr. Viswanathan only, Termination Without Cause includes Resignation for Good Reason.
(4) Health benefits were not included for Mr. Skoko or Mr. McLoughlin as our U.K. employees are not insured for continued coverage following termination under our group health plan.
(5) Mr. Skoko is retirement eligible under the Equity Award Agreement.
(6) Reflects Mr. Snow's retirement.
(7) Reflects the terms of Ms. Shan's Separation Agreement. Under her Separation Agreement, she is also eligible to receive reimbursement of up to $3,000 for legal fees incurred in connection with her Separation Agreement.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (collectively, the "Pay Ratio Rule"), we are providing the following estimated information for fiscal 2026: The median of the annual total compensation of all our employees (other than our CEO), was $18,413, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K; the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $62,046,674 (or $15,337,782 excluding the impact of the "make-whole" awards described on page 42 and annualizing the long-term incentive award); and the
2026 Proxy Statement 55

ratio of these two amounts was 3,370 to 1 (or 833 to 1 excluding the impact of "make-whole" awards and annualizing the long-term incentive award). We believe that this ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rule.
Methodology
The provisions of the Pay Ratio Rule for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
We do not believe there has been a change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure for 2026; accordingly, we used the same median employee first identified in our 2024 pay ratio disclosure. We used the following methodology and assumptions to identify the median employee and determine their annual total compensation:
•Collected employee data of all employees globally, whether employed on a full-time, part-time, or temporary basis;
•Selected August 31, 2024 as the date for identifying the “median employee,” corresponding to our fiscal year end;
•Annualized compensation of all permanent employees who were new hires in fiscal 2024;
•Made no cost-of-living adjustments;
•Applied an exchange rate as of September 1, 2024 to convert all international currencies to U.S. dollars;
•Selected base salary or wages plus overtime pay, plus annual cash incentive bonuses, plus allowances, plus equity grants, as our consistently applied measure of compensation.
We determined that our “median employee” was a full-time, salaried employee located in Hyderabad, India.
Pay Versus Performance
The following section has been prepared in accordance with the SEC’s pay versus performance (“PVP”) disclosure rules. Under the PVP rules, the SEC has developed a definition of pay, referred to as "Compensation Actually Paid" (“CAP”), which is compared here to certain performance measures defined by the SEC. The data included in the CAP columns does not reflect the actual amount of compensation earned or paid to our NEOs during the applicable fiscal year and is reported solely pursuant to the SEC rules. Our Compensation Committee did not use CAP as a basis for making compensation decisions, nor did it use the performance measures defined by the SEC for the PVP table to measure performance for executive compensation purposes. See our Compensation Discussion & Analysis on how we align pay with performance and how we approach the design of our executive compensation program.
Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the following table sets forth compensation information of our Principal Executive Officer ("PEO") and our non-PEO NEOs along with total shareholder return ("TSR"), peer group total shareholder return, net income and our Company Selected Measure, Revenue.

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)	Summary Compensation Table Total for Former PEO(1)	Compensation Actually Paid to Former PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)	Net Income (in Thousands)	Revenue (Company Selected Measure)(in thousands)(4)
2026	$62,046,674	$72,044,781	$337,164	$(3,888,289)	$3,080,581	$3,211,997	$87.03	$167.96	$533,481	$2,476,256
2025	$—	$—	$9,460,930	$5,700,082	$3,180,035	$2,424,385	$101.80	$152.64	$597,040	$2,321,748
2024	$—	$—	$7,584,472	$3,005,247	$2,317,286	$1,458,270	$114.19	$120.20	$537,126	$2,203,056
2023	$—	$—	$6,862,015	$5,673,690	$2,375,318	$2,142,762	$116.76	$88.36	$468,173	$2,085,508
2022	$—	$—	$6,604,998	$15,375,286	$2,510,807	$3,961,318	$114.92	$83.72	$396,917	$1,843,892

(1)    Mr. Viswanathan served as the Company's PEO for fiscal year 2026 beginning September 8, 2025. Mr. Snow served as the Company's PEO for fiscal years 2022-2025 and for fiscal year 2026 from September 1, 2025 through September 7, 2025. SEC rules require certain
2026 Proxy Statement 56

adjustments to be made to the amounts reported in the Summary Compensation Table ("SCT") in order to calculate CAP as shown in the table above. The following table details the applicable adjustments to the SCT Total for our PEO that were made to calculate PEO CAP. CAP does not reflect the actual amount of compensation that was or may be earned by or paid to our PEO during the applicable fiscal year.

PEO SCT Total to CAP Reconciliation	FY2026 (PEO)	FY2026 (Former PEO)	FY2025	FY2024	FY2023	FY2022
Summary Compensation Table Total	$62,046,674	$337,164	$9,460,930	$7,584,472	$6,862,015	$6,604,998
Deduction for SCT "Stock Awards" column value	$(22,708,861)	$—	$(3,750,162)	$(3,000,011)	$(2,500,166)	$(2,250,063)
Deduction for SCT "Option Awards" column value	$(22,000,063)	$—	$(3,750,093)	$(3,000,075)	$(2,500,089)	$(2,250,035)
Deduction for SCT "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column value	$—	$—	$—	$—	$—	$—
Total Deductions from SCT	$(44,708,924)	$—	$(7,500,255)	$(6,000,086)	$(5,000,255)	$(4,500,098)
Increase for Service Cost and Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—	$—
Increase for year end fair value of unvested equity granted during year	$54,707,031	$—	$4,884,670	$3,444,963	$4,531,366	$5,509,555
Increase/(Deduction) for change in fair value of unvested equity granted in prior years	$—	$(2,225,267)	$(1,729,950)	$(1,537,645)	$185,152	$6,162,251
Increase for vesting date fair value of equity granted and vested during year	$—	$—	$—	$—	$—	$—
Increase/(Deduction) for change in fair value of vested equity granted in prior years	$—	$(2,000,186)	$584,687	$(486,457)	$(904,588)	$1,598,580
Deduction for fair value of equity that failed to meet vesting conditions during the year	$—	$—	$—	$—	$—	$—
Increase based on value of dividends not otherwise reflected in fair value or total compensation	$—	$—	$—	$—	$—	$—
Total Adjustments	$54,707,031	$(4,225,453)	$3,739,407	$1,420,861	$3,811,930	$13,270,386
CAP (SCT minus deductions plus total adjustments)	$72,044,781	$(3,888,289)	$5,700,082	$3,005,247	$5,673,690	$15,375,286

(2)    For fiscal 2026, our non-PEO NEOs were Joshua Warren, Christopher McLoughlin, Goran Skoko, John Costigan, and Helen Shan. For fiscal 2025, our non-PEO NEOs were Helen Shan, Goran Skoko, Christopher McLoughlin, and Katherine M. Stepp. For fiscal 2024, our non-PEO NEOs were Helen Shan, Goran Skoko, Katherine M. Stepp, Catrina Harding, and Linda S. Huber. For fiscal 2022 and 2023, our non-PEO NEOs were Linda S. Huber, Helen Shan, Goran Skoko, and Robert J. Robie. SEC rules require certain adjustments to be made to the amounts reported in the SCT in order to calculate CAP as shown in the table above. The following table details the applicable adjustments to the SCT Total for our non-PEO NEOs that were made to calculate non-PEO NEO CAP. CAP does not reflect the actual amount of compensation that was or may be earned by or paid to our non-PEO NEOs during the applicable fiscal year.
2026 Proxy Statement 57

Non-PEO NEO SCT Total to CAP Reconciliation	FY2026	FY2025	FY2024	FY2023	FY2022
Summary Compensation Table Total	$3,080,581	$3,180,035	$2,317,286	$2,375,318	$2,510,807
Deduction for SCT "Stock Awards" column value	$(1,056,114)	$(1,343,310)	$(615,204)	$(647,053)	$(742,524)
Deduction for SCT "Option Awards" column value	$(695,322)	$(592,225)	$(615,078)	$(646,943)	$(556,314)
Deduction for SCT "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column value	$—	$—	$—	$—	$—
Total Deductions from SCT	$(1,751,436)	$(1,935,535)	$(1,230,282)	$(1,293,996)	$(1,298,838)
Increase for Service Cost and Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—
Increase for year end fair value of unvested equity granted during year	$2,465,112	$1,375,113	$706,333	$1,172,650	$1,550,995
Increase/(Deduction) for change in fair value of unvested equity granted in prior years	$(308,266)	$(281,529)	$(297,616)	$20,670	$1,011,199
Increase for vesting date fair value of equity granted and vested during year	$—	$—	$—	$—	$—
Increase/(Deduction) for change in fair value of vested equity granted in prior years	$(273,994)	$86,301	$(37,451)	$(131,880)	$187,155
Deduction for fair value of equity that failed to meet vesting conditions during the year	$—	$—	$—	$—	$—
Increase based on value of dividends not otherwise reflected in fair value or total compensation	$—	$—	$—	$—	$—
Total Adjustments	$1,882,852	$1,179,885	$371,266	$1,061,440	$2,749,349
CAP (SCT minus deductions plus total adjustments)	$3,211,997	$2,424,385	$1,458,270	$2,142,762	$3,961,318
(3)    For FactSet and the Peer Group Total Shareholder Return, the TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on August 31, 2021. Peer Group Total Shareholder Return reflects the TSR of the Dow Jones U.S. Financial Services Index, one of the industry index peer groups used in the Company's Stock Performance Graph in our 2026 Annual Report on Form 10-K included pursuant to Item 201(e) of Regulation S-K.
(4)    In accordance with SEC rules, we are required to include in the PVP table the "most important" financial performance measure used to link compensation of our NEOs to Company performance during fiscal 2026. We have selected revenue as this required Company Selected Measure ("CSM"). We selected revenue because ASV growth is a metric for our fiscal year 2026 annual incentive plan and long-term incentive plan, and ASV at any given point in time represents the forward-looking revenues for the next twelve months from all recurring services currently supplied to clients.
Relationship Between Pay and Performance
The following graph shows PEO and average non-PEO NEO CAP, as defined above, and FactSet's TSR during the five most recently completed fiscal years, as well as the TSR of the Dow Jones U.S. Financial Services Index, one of the industry index peer groups used in our Stock Performance Graph in our 2026 Annual Report on Form 10-K.

CAP and TSR
Compensation Actually Paid
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
Total Shareholder Return
$200
$150
$100
$50
$0
2022
2023
2024
2025
2026
PEO CAP
Former PEO CAP
Non-PEO NEO CAP
FDS TSR
Peer Group TSR

2026 Proxy Statement 58

The following graph shows PEO and average non-PEO NEO CAP, as defined above, and our net income during the five most recently completed fiscal years.

CAP and Net Income
Compensation Actually Paid
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
Net Income
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$0
2022
2023
2024
2025
2026
PEO CAP
Former PEO CAP
Non-PEO NEO CAP
FDS Net Income

The following graph shows PEO and average non-PEO NEO CAP, as defined above, and FactSet's CSM, during the five most recently completed fiscal years.

CAP and CSM
Compensation Actually Paid
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
$2,500,000,000
$2,000,000,000
$1,500,000,000
$1,000,000,000
$500,000,000
$0
Revenue
2022
2023
2024
2025
2026
PEO CAP
Former PEO CAP
Non-PEO NEO CAP
Revenue

Performance Measures
Our executive compensation program supports our long-term strategy by aligning the compensation of our executives with performance-based metrics. Below is an unranked list of metrics which we view as the most important financial performance measures we used to link NEO compensation to the Company's performance for fiscal 2026.

Performance Measure
Revenue
Adjusted Operating Margin
Adjusted Cumulative Operating Earnings
Adjusted Cumulative Revenues
See our Compensation Discussion & Analysis for further description of our executive compensation program.

2026 Proxy Statement 59

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes, as of August 31, 2026, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under our equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	2,423,880(1)	$340.43(2)	4,222,373(4)
Equity compensation plans not approved by security holders	—	—	—
Total	2,423,880(1)	$340.43(2)	4,222,373(4)
(1)Includes 1,617,397 shares issuable upon exercise of outstanding stock options, 297,902 shares issuable upon the exercise of outstanding performance stock options, 384,931 shares issuable upon vesting of outstanding RSUs and 123,650 shares issuable upon the conversion of outstanding PSUs.
(2)Weighted average exercise price of outstanding options and PSOs only.
(3)In accordance with the Omnibus Plan, each RSU or PSU award granted or canceled/forfeited is equivalent to 2.5 shares deducted from or added back to, respectively, the aggregate number of stock-based awards available for grant.

Proposal 3: Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory, non-binding basis, compensation awarded to our NEOs as disclosed in this Proxy Statement. The say-on-pay vote is not binding on FactSet, the Compensation and Talent Committee or the Board. However, our Board and Compensation and Talent Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. The say-on-pay vote is conducted each year, and the next say-on-pay vote will occur at the 2027 Annual Meeting of Stockholders.
As previously discussed in the Compensation Discussion and Analysis, we design our compensation programs to maintain a performance and achievement-oriented environment throughout FactSet. Our executive compensation program is overseen by our Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of our stockholders. The Compensation and Talent Committee has designed the executive compensation policies for our NEOs to meet the following goals and principles:
•Pay for performance, as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.
•Align with stockholder value by promoting a long-term ownership mindset and attracting, motivating and retaining our talent who drive stockholder value over time.
•Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.
•Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.
•Use a blend of quantitative financial performance and qualitative factors as key considerations in determining individual executive compensation payments.
•Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.
Required Vote
We ask our stockholders to indicate their support for the compensation awarded to our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our
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NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

FactSet’s Board recommends that you vote “FOR” the approval, on an advisory basis, of the Fiscal 2026 Compensation of the Named Executive Officers as disclosed in this Proxy Statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to us with respect to beneficial ownership of our common stock for (i) each holder of more than 5% of our common stock, (ii) each director and nominee, (iii) our NEOs, and (iv) all our executive officers and directors as a group.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the tables and pursuant to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned. The number of shares beneficially owned by each person or group as of a certain date includes shares of our common stock that such person or group had the right to acquire on or within 60 days after such date, including upon the exercise of stock options and the vesting of equity-based awards.
For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 35,269,870 shares of FactSet common stock outstanding as of October 1, 2026. Any securities that were not outstanding but subject to stock options exercisable or the vesting of equity-based awards within 60 days after the date of a table were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.
Beneficial Owners
Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of October 1, 2026, the only persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of FactSet Common Stock	Percent of Class
BAMCO, Inc. 767 Fifth Avenue 49th Floor New York, NY 10153	4,200,856(1)	11.9%
Vanguard Capital Management LLC 100 Vanguard Boulevard Malvern, PA 19355	2,735,013(2)	7.8%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	2,677,198(3)	7.6%
State Street Corporation One Congress Street Suite 1 Boston, MA 02114	1,932,533(4)	5.5%

(1)The information regarding BAMCO, Inc. is based solely on a Schedule 13G/A filed by BAMCO, Inc. with the SEC on August 14, 2026 (the “BAMCO 13G/A”). According to the BAMCO 13G/A, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 4,172,543 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 4,200,856 shares.
(2)The information regarding Vanguard Capital Management LLC is based solely on a Schedule 13G filed by Vanguard Capital Management LLC with the SEC on April 29, 2026 (the “Vanguard 13G”). According to the Vanguard 13G, the figure includes sole voting power with respect to 326,377 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,735,013 shares, and shared dispositive power with respect to 0 shares.
(3)The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 21, 2026 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, the figure includes sole voting power with respect to 2,545,111 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,677,198 shares, and shared dispositive power with respect to 0 shares.
(4)The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on October 16, 2024 (the "State Street 13G"). According to the State Street 13G, the figure includes sole voting power with respect to 0 shares,
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shared voting power with respect to 1,251,890 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 1,932,376 shares.
Directors and NEOs
The table below sets forth, as of October 1, 2026, information regarding the beneficial ownership of our common stock by (1) each of our directors and NEOs and (2) by all of our directors and executive officers as a group. Percentage of share ownership amounts are based on 35,269,870 shares of our common stock outstanding as of October 1, 2026.

Name(1)	Number of Shares of Common Stock Beneficially Owned as of October 1, 2026(2)(3)	Percent of Class

NAMED EXECUTIVE OFFICERS
Sanoke Viswanathan(4)	6,518	**
Joshua Warren(5)	1	**
Christopher McLoughlin(6)	3,515	**
Goran Skoko(7)	39,228	**
John Costigan(8)	13,111	**
F. Philip Snow(9)	94,900	**
Helen Shan(10)	64,534	**

DIRECTORS
Robin A. Abrams(11)	21,378	**
Siew Kai Choy(12)	6,346	**
Barak Eilam(13)	823	**
Malcolm Frank(14)	6,740	**
Laurie G. Hylton(15)	1,333	**
Marcel Prins(16)	—	**
Lee Shavel(17)	6,239	**
Laurie Siegel(18)	7,250	**
Maria Teresa Tejada(19)	3,708	**
Elisha Wiesel(20)	2,096	**

ALL CURRENT DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (14 PERSONS)(21)	65,946	**

** Percentage of FactSet common stock is less than 1%.
(1)The address for each of these beneficial owners is c/o FactSet Research Systems Inc., 45 Glover Avenue, Norwalk, CT 06850.
(2)Beneficial ownership includes shares that can be acquired upon the exercise of stock options or the vesting of RSU or PSU awards within 60 days of October 1, 2026.
(3)To the Company’s knowledge, each executive officer and director, as of October 1, 2026, had sole voting and sole investment power with respect to his or her shares of common stock.
(4)Includes no shares of FactSet common stock issuable upon the exercise of stock options and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026. Mr. Viswanathan is also a director of the Company.
(5)Includes no shares of FactSet common stock issuable upon the exercise of stock options and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
(6)Includes 2,295 shares of FactSet common stock issuable upon the exercise of stock options and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
(7)Includes 32,154 shares of FactSet common stock issuable upon the exercise of stock options and 1,648 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
(8)Includes 10,982 shares of FactSet common stock issuable upon the exercise of stock options and 1,539 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
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(9)Includes 62,738 shares of FactSet common stock issuable upon the exercise of stock options and 1,859 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
(10)Includes 61,824 shares of FactSet common stock issuable upon the exercise of stock options and 543 shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
(11)Includes 6,492 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(12)Includes 5,343 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(13)Includes 538 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(14)Includes 5,861 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(15)Includes 924 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(16)Includes no shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(17)Includes 5,223 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(18)Includes 6,213 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(19)Director until December 16, 2026. Includes 2,732 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(20)Includes 1,526 shares of FactSet common stock issuable upon the exercise of stock options within 60 days of October 1, 2026.
(21)Includes 37,147 shares of FactSet common stock issuable upon the exercise of stock option and no shares of common stock issuable upon vesting of RSU or PSU awards within 60 days of October 1, 2026.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 filed with the SEC and written representations from our executive officers and directors, we believe that the required reports under Section 16(a) for our directors and executive officers during fiscal year 2026 were filed on a timely basis, except for the following form which was filed late: a Form 4 for Gregory Moskoff in connection with two unreported equity grants in 2024 and 2025 (totaling 22 restricted stock units) and associated withholding transactions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under SEC rules, we are required to disclose transactions in excess of $120,000 with the Company in which related persons have a direct or indirect material interest (a "related person transaction"). Related persons include any director, nominee for director, executive officer, stockholder known by the Company to be beneficial owners of more than five percent of the Company's voting securities, and any immediate family member of such persons.
Based on information available to us and provided to us by our directors and executive officers, we do not believe that there were any such transactions during fiscal year 2026.
From time to time, stockholders that own more than five percent of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm's-length basis.
We maintain a written policy which requires that the Company's Audit Committee review and approve related person transactions. Under the policy related persons are required to notify our Corporate Secretary as soon as reasonably possible of any proposed related person transaction of which they become aware. Following notice, the proposed transaction is then presented to the Audit Committee for its review and consideration. Ongoing and previously approved related person transactions will be reviewed by the Committee on an annual basis. In reviewing any proposed (or previously approved and ongoing) related person transaction, the Committee must consider relevant facts and circumstances, which may include without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related party's interest in the transaction; and any actual or apparent conflict of interest. Approval of a related person transaction (or ratification of a previously approved and ongoing related person transaction) will be given only if it is determined by the Committee that such transaction is in (or not inconsistent with) the best interests of the Company and its stockholders.

OTHER MATTERS
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2027 Stockholder Proposals and Stockholder Nomination of Directors
If a stockholder wishes to have a proposal considered for inclusion in our proxy materials in connection with our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, such stockholder must submit their proposal in writing to FactSet's Corporate Secretary at 45 Glover Avenue, Norwalk, CT 06850 so it is received no later than June 28, 2027. Any such proposals must comply with applicable laws, including Rule 14a-8 under the Exchange Act.
Under our proxy access Bylaw, if a stockholder (or a group of up to 20 stockholders), who owns 3% or more of the Company’s voting stock continuously for at least three years may nominate and include in the Company’s proxy materials the greater of two nominees or 20% of the Board for election as directors of FactSet, provided that the stockholder or group of stockholders and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2027 Annual Meeting of Stockholders, such nominations must be received by FactSet’s Corporate Secretary no earlier than May 29, 2027 and no later than June 28, 2027 (i.e., no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the date our definitive Proxy Statement was first released to stockholders in connection with our 2026 Annual Meeting of Stockholders).
Our Bylaws provide that a stockholder wishing to nominate a candidate for election as a director or to propose any other business at the Annual Meeting, but not intending to have such nomination or business included in the proxy materials for the 2027 Annual Meeting of Stockholders, must comply with the requirements set forth in our Bylaws and must submit notice in writing of such business or nominations to FactSet’s Corporate Secretary no earlier than August 18, 2027 and no later than September 17, 2027 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting). Such notice must comply with applicable laws and our Bylaws.
A copy of the Bylaw procedures is available at the Governance Documents page of our Investor Relations website at
https://investor.factset.com or upon written request to FactSet's Corporate Secretary, at 45 Glover Avenue, Norwalk, CT 06850.
Delivery of Documents to Stockholders Sharing an Address
If you are a beneficial owner, but not the record holder, of shares, your broker, bank or other nominee may deliver only one copy of our Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. If you wish to revoke your consent to "householding" for future mailings, you may contact Broadridge via phone at 1-866-540-7095 or via mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Other Business
The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. However, as to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

2026 ANNUAL MEETING INFORMATION

Why am I receiving these proxy materials?

The Board is asking for your proxy for use at the 2026 Annual Meeting of Stockholders, to be held virtually at www.virtualshareholdermeeting.com/FDS2026, on Wednesday, December 16, 2026, at 10:00 AM (Eastern Time), and at any adjournment or postponement of the Annual Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.
What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:
•To elect ten directors to the Board of Directors;
2026 Proxy Statement 65

•To ratify the appointment of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2027;
•To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;
•Other matters that may properly be brought before the Annual Meeting.
Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting other than as disclosed in this Proxy Statement. Nonetheless, if any other matters come before the meeting, your proxy will give discretionary authority to the persons named in the proxy to vote on any other matters that may be properly brought before the Annual Meeting. These persons will use their best judgment in voting your proxy.
Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on the record date, which is October 19, 2026, may vote at the Annual Meeting.
How many votes do I have?
You have one vote for each share of common stock you held on the record date.
What does it mean to be a "registered stockholder"?
If, as of the close of business on the record date, your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone. More detail on voting is provided below under the heading "How do I vote?"
What does it mean to beneficially own shares in "in street name"?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Meeting. Shares for which you are the beneficial owner may be voted electronically during the Meeting. More detail on voting is provided below under the heading "How do I vote?"
How do I vote?
If you are a stockholder of record, you can vote in the following ways:
•By Internet | www.proxyvote.com: Follow the Internet voting instructions included on the Notice of Internet Availability of Proxy Materials or on the proxy card you received.
•By telephone | 1-800-690-6903: Follow the telephone voting instructions included on the proxy card you received. If you received a Notice of Internet Availability of Proxy Materials, such notice provides information on how to access your proxy card, which contains instructions on how to vote by telephone.
•By mail | Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717: If you received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.
•At the virtual Annual Meeting: Go to www.virtualshareholdermeeting.com/FDS2026 (requires 16-digit control number).
Your voting instructions must be received by 11:59 p.m. Eastern Time on December 15, 2026 if you are not voting at the meeting. For shares held in a Plan, your voting instructions must be received by 11:59 p.m. Eastern Time on December 11, 2026. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in the event you later decide not to attend the virtual Annual Meeting. If you choose to attend the virtual Annual Meeting and vote your shares online during the meeting, you will need the 16-digit control number included on your proxy card.
If you are a beneficial owner, you can vote in the following ways:
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•As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail.
•If you wish to vote at the virtual Annual Meeting, you must obtain a valid legal proxy from your broker and submit it to Computershare in exchange for a 16-digit control number.
How do I revoke my proxy and change my vote prior to the Meeting?
If you submit the enclosed proxy card by voting using the mail, Internet or telephone procedures, you may change your vote before the Meeting. You may change your vote in one of three ways: (1) you may deliver a written notice prior to the Meeting, dated later than the proxy you want to revoke, stating that the earlier proxy is revoked, to the Corporate Secretary of FactSet Research Systems Inc. at 45 Glover Avenue, Norwalk, CT 06850, (2) you may complete and send in another proxy card with a later date using the mail, Internet or telephone procedures, subject to the voting deadlines set forth on the proxy card, or (3) you may attend the Annual Meeting and vote. For shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary in accordance with its procedures, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting.
How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?
If you are a stockholder of record, if your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted:
•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2027 (Proposal 2); and
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3).
If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain "routine" discretionary items, but not other, "non-routine" non-discretionary items, as determined by the New York Stock Exchange (“NYSE”). Proposal 1 (election of directors) and Proposal 3 (approval of compensation) are considered non-discretionary items and thus brokers are not permitted to vote your shares in these matters unless you provide instructions to your broker on how to vote your shares. In other words, if you have not given your broker voting instructions, your broker will not be able to vote your shares with respect to any matter other than for Proposal 2 (FactSet independent registered public accounting firm).
When were the enclosed solicitation materials first given to stockholders?

We are initially mailing the Proxy Statement, proxy card and Notice to our stockholders on or about October 26, 2026.
What are the Board of Director’s recommendations?

Our Board recommends that you vote:
•FOR the election of each director nominee named in this Proxy Statement (Proposal 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2027 (Proposal 2); and
•FOR the approval of a non-binding advisory resolution regarding the compensation awarded to our named executive officers (Proposal 3).
How many votes does it take to pass each matter?

If a quorum is present at the Meeting, the approval of each proposal requires the number of votes described below:
•Proposal 1: Under FactSet’s by-laws, each director will be elected by a vote of the majority of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any nominee for director who does not receive a majority of votes cast for his or her election shall not be elected. A majority of votes cast means the number of shares cast “for” a director’s election exceeds the number of votes cast
2026 Proxy Statement 67

“against” that director. Any share whose ballot is marked as abstain or as to which a stockholder gives no authority or direction will not be treated as a vote cast. Under the by-laws, an incumbent director who is not elected because he or she does not receive a majority of votes cast for his or her election will continue to serve as a holdover director and is required to submit his or her irrevocable offer of resignation for consideration by the Nominating and Corporate Governance Committee within ninety (90) days from the date of the election. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation in determining whether to accept such offer. Abstentions and broker non-votes will have no effect on the results of this proposal.
•Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2027 requires that a majority of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal be voted “for” this proposal. Abstentions will have no effect on the results of this proposal. As noted above, Proposal 2 is discretionary under the rules of the NYSE and brokers may vote the shares of beneficial owners for Proposal 2 in their discretion.
•Proposal 3: The affirmative vote of a majority of the total votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve a non-binding advisory resolution regarding the compensation awarded to our named executive officers as disclosed in this Proxy Statement. Abstentions and broker non-votes will have no effect on the results of this proposal.
Who can attend the Annual Meeting?

All stockholders as of October 19, 2026, or their duly appointed proxies, may attend the Meeting. In order to attend the Meeting, a stockholder must own FactSet stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Annual Meeting.
What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of FactSet common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were 35,254,311 shares of common stock outstanding on October 19, 2026, the presence of holders of 17,627,156 shares is a quorum. We must have a quorum to conduct the Meeting.
Who will count the votes?

The appointed inspector of elections will tabulate votes cast by proxy or at the Meeting.
What are broker non-votes?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as non-discretionary matters.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For information on how abstentions and broker non-votes are treated for purposes of each proposal, see the information provided above under the heading "How many votes does it take to pass each matter?"
What does it mean if I receive more than one proxy card or instruction form?
If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all your shares.
What are the costs of soliciting these proxies and who will pay them?
2026 Proxy Statement 68

We will bear the entire cost of preparing, printing and mailing this Notice and Proxy Statement, the proxy card, our 2026 Annual Report on Form 10-K and any additional solicitation material that we may provide to stockholders. The solicitation of proxies will be conducted primarily by mail, but may also include Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Meeting. We will pay Innisfree a fee of $25,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
If you have any questions or wish to receive additional copies of our 2026 Proxy Statement or Annual Report, please contact our Investor Relations Department at 1-203-810-1000 or through the website at https://investor.factset.com. We can also receive correspondence through the mail at 45 Glover Avenue, Norwalk, CT 06850.
In addition, if you have any questions or need assistance voting your shares, you may contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 687-1871
Banks and Brokers may call collect: (212) 750-5833
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the notice and access rules adopted by the SEC, we are making this Proxy Statement and our Annual Report available to our stockholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report over the Internet, how to request a printed or email copy of these materials, and how to vote by Internet and mail. We mailed the Notice of Internet Availability of Proxy Materials on or about October 26, 2026. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.
You can receive a free paper or email copy of the materials by requesting prior to December 2, 2026 by visiting www.ProxyVote.com, calling 1-800-579-1639, or sending an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.
What is householding?
If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding," reduces multiple mailings to your household, reduces our printing and postage costs, and also reduces the environmental impact of the Meeting. If you wish to revoke your consent to "householding" for future mailings, you may contact Broadridge via phone at 1-866-540-7095 or via mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
How do I request a paper or email copy of the Proxy Statement or Annual Report at no charge?
We will mail, upon written request, and without charge, a copy of our Proxy Statement or our 2026 Annual Report, including our consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., Attn: Investor Relations, 45 Glover Avenue, Norwalk, CT 06850. Our Proxy Statement and Annual Report are also available at https://investor.factset.com.
2026 Proxy Statement 69

FACTSET

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 15, 2026 for shares held directly and by 11:59 p.m. Eastern Time on December 11, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 15, 2026 for shares held directly and by 11:59 p.m. Eastern Time on December 11, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04010-P56788

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FACTSET RESEARCH SYSTEMS INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TEN NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

	For	Against	Abstain
1a. Robin A. Abrams	☐	☐	☐
1b. Siew Kai Choy	☐	☐	☐
1c. Barak Eilam	☐	☐	☐
1d. Malcolm Frank	☐	☐	☐
1e. Laurie G. Hylton	☐	☐	☐
1f. Marcel Prins	☐	☐	☐
1g. Lee Shavel	☐	☐	☐
1h. Laurie Siegel	☐	☐	☐
1i. Sanoke Viswanathan	☐	☐	☐
1j. Elisha Wiesel	☐	☐	☐

NOTE: Please sign as your name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

T04011-P56788

Proxy — FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 16, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint Christopher McLoughlin, with full power of substitution, as your attorney and proxy to vote the shares of Common Stock of FactSet Research Systems Inc. that you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/FDS2026, on December 16, 2026, at 10:00 a.m. Eastern Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the ten nominees listed in proposal 1 and FOR proposals 2 and 3. You authorize the proxy holder, in its discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(Continued and to be marked, dated and signed, on the other side)